Exhibit 99.2

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2015	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$33,030	$63,148
Restricted cash	1,048	3,483
Accounts receivable	12,040	11,193
Prepaid domain name registry fees	55,793	55,444
Prepaid expenses and other current assets	15,675	32,274

Total current assets	117,586	165,542
Property and equipment—net	75,762	97,093
Goodwill	1,207,255	1,859,671
Other intangible assets—net	359,786	650,770
Deferred financing costs	—	5,345
Investments	27,905	20,710
Prepaid domain name registry fees, net of current portion	9,884	10,114
Other assets	4,322	4,428

Total assets	$1,802,500	$2,813,673

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$12,280	$13,977
Accrued expenses	50,869	81,815
Deferred revenue	285,945	356,747
Current portion of notes payable	77,500	69,200
Current portion of capital lease obligations	5,866	7,108
Deferred consideration—short term	51,488	13,153
Other current liabilities	3,973	3,507

Total current liabilities	487,921	545,507
Long-term deferred revenue	79,682	91,855
Notes payable—long term, net of original issue discounts of $0 and $26,707, and deferred financing costs of $990 and $44,681, respectively	1,014,885	1,961,512
Capital lease obligations—long term	7,215	2,082
Deferred tax liability	28,786	31,081
Deferred consideration—long term	813	7,324
Other liabilities	3,524	9,892

Total liabilities	1,622,826	2,649,253

Redeemable non-controlling interest	—	14,129
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 132,024,558 and 133,786,885 shares issued at December 31, 2015 and September 30, 2016, respectively; 131,938,485 and 133,786,885 outstanding at December 31, 2015 and September 30, 2016, respectively	14	14
Additional paid-in capital	848,740	858,195
Accumulated other comprehensive loss	(1,718)	(2,589)
Accumulated deficit	(667,362)	(705,329)

Total stockholders’ equity	179,674	150,291

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,802,500	$2,813,673

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
Revenue	$188,523	$291,193	$548,272	$819,019
Cost of revenue	110,773	149,427	316,684	438,980

Gross profit	77,750	141,766	231,588	380,039

Operating expense:
Sales and marketing	37,523	75,341	109,791	234,944
Engineering and development	7,902	23,988	19,906	67,930
General and administrative	21,751	33,399	58,429	108,508
Transactions expenses	1,461	159	4,602	32,257

Total operating expense	68,637	132,887	192,728	443,639

Income (loss) from operations	9,113	8,879	38,860	(63,600)

Other income (expense):
Other income (loss)	—	(4,845)	5,440	6,565
Interest income	107	162	316	438
Interest expense	(14,624)	(41,208)	(42,956)	(112,573)

Total other expense—net	(14,517)	(45,891)	(37,200)	(105,570)

Income (loss) before income taxes and equity earnings of unconsolidated entities	(5,404)	(37,012)	1,660	(169,170)
Income tax expense (benefit)	5,397	(7,387)	9,082	(121,220)

Loss before equity earnings of unconsolidated entities	(10,801)	(29,625)	(7,422)	(47,950)
Equity loss of unconsolidated entities, net of tax	4,550	173	9,116	1,197

Net loss	(15,351)	(29,798)	(16,538)	(49,147)

Net loss attributable to non-controlling interest	—	(1,206)	—	(14,326)
Excess accretion of non-controlling interest	—	3,145	—	3,145

Total net income (loss) attributable to non-controlling interest	—	1,939	—	(11,181)

Net loss attributable to Endurance International Group Holdings, Inc.	$(15,351)	$(31,737)	$(16,538)	$(37,966)

Comprehensive income (loss):
Foreign currency translation adjustments	(836)	112	(1,358)	994
Unrealized gain (loss) on cash flow hedge, net of taxes of $0 and ($65), and $0 and ($889) for the three and nine months ended September 30, 2015 and 2016, respectively	—	72	—	(1,866)

Total comprehensive loss	$(16,187)	$(31,553)	$(17,896)	$(38,838)

Basic and Diluted net loss per share attributable to Endurance International Group Holdings, Inc.	$(0.12)	$(0.24)	$(0.13)	$(0.29)

Weighted-average common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.:
Basic and Diluted	131,398,446	133,550,168	131,195,109	133,038,542

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2015	2016
Cash flows from operating activities:
Net loss	$(16,538)	$(49,147)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	24,649	46,942
Amortization of other intangible assets	67,191	105,679
Impairment of long lived assets	—	8,285
Amortization of deferred financing costs	62	4,322
Amortization of net present value of deferred consideration	488	2,426
Dividend from equity method investment	—	50
Amortization of original issue discounts	—	2,116
Stock-based compensation	20,272	48,218
Deferred tax expense (benefit)	5,621	(124,547)
Gain on sale of assets	(155)	(168)
Gain from unconsolidated entities	(5,440)	(6,565)
Loss of unconsolidated entities	9,116	1,197
(Gain) loss from change in deferred consideration	1,083	(33)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,742)	1,376
Prepaid expenses and other current assets	(9,254)	(9,206)
Accounts payable and accrued expenses	9,257	12,294
Deferred revenue	29,204	58,565

Net cash provided by operating activities	133,814	101,804

Cash flows from investing activities:
Businesses acquired in purchase transactions, net of cash acquired	(73,212)	(889,634)
Cash paid for minority investment	(7,250)	(5,600)
Purchases of property and equipment	(23,267)	(29,317)
Proceeds from note receivable	3,454	—
Proceeds from sale of assets	284	242
Purchases of intangible assets	(44)	(27)
Deposits (withdrawals) of principal balances in restricted cash accounts	(109)	(738)

Net cash used in investing activities	(100,144)	(925,074)

Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	—	1,056,178
Repayments of term loans	(7,875)	(42,775)
Proceeds from borrowing of revolver	109,000	49,500
Repayment of revolver	(89,000)	(83,000)
Payment of financing costs	—	(52,561)
Payment of deferred consideration	(10,591)	(43,080)
Payment of redeemable non-controlling interest	(30,543)	(33,425)
Principal payments on capital lease obligations	(2,827)	(4,372)
Capital investment from minority partner	—	2,776
Proceeds from exercise of stock options	1,147	2,304

Net cash (used in) provided by financing activities	(30,689)	851,545

Net effect of exchange rate on cash and cash equivalents	(1,198)	1,843

Net increase in cash and cash equivalents	1,783	30,118
Cash and cash equivalents:
Beginning of period	32,379	33,030

End of period	$34,162	$63,148

Supplemental cash flow information:
Interest paid	$42,449	$91,181
Income taxes paid	$3,974	$3,399

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

(unaudited)

1. Nature of Business

Formation and Nature of Business

Endurance International Group Holdings, Inc. (“Holdings”) is a Delaware corporation which, together with its wholly owned subsidiary company, EIG Investors Corp. (“EIG Investors”), its primary operating subsidiary company, The Endurance International Group, Inc. (“EIG”), and other subsidiary companies of EIG, collectively form the “Company.” The Company is a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses succeed online.

EIG and EIG Investors were incorporated in April 1997 and May 2007, respectively, and Holdings was originally formed as a limited liability company in October 2011 in connection with the acquisition by investment funds and entities affiliated with Warburg Pincus and Goldman, Sachs & Co. on December 22, 2011 of a controlling interest in EIG Investors, EIG and EIG’s subsidiary companies. On November 7, 2012, Holdings reorganized as a Delaware limited partnership and on June 25, 2013, Holdings converted into a Delaware C-corporation and changed its name to Endurance International Group Holdings, Inc.

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying consolidated financial statements, which include the accounts of the Company and its subsidiaries, have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated on consolidation. The Company has reviewed the criteria of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280-10, Segment Reporting, and determined that the Company is comprised of two operating segments, and those segments meet the aggregation criteria to be treated as one reportable segment.

Use of Estimates

U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions used in preparing the accompanying consolidated financial statements are based on the relevant facts and circumstances as of the date of the consolidated financial statements. Although the Company regularly assesses these estimates, judgments and assumptions used in preparing the consolidated financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The more significant estimates reflected in these consolidated financial statements include estimates of fair value of assets acquired and liabilities assumed under purchase accounting related to the Company’s acquisitions and when evaluating goodwill and long-lived assets for potential impairment, the estimated useful lives of intangible and depreciable assets, revenue recognition for multiple-element arrangements, stock-based compensation, contingent consideration, derivative instruments, certain accruals, reserves and deferred taxes.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2016, and the related consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2015 and 2016, cash flows for the nine months ended September 30, 2015 and 2016, and the notes to consolidated financial statements are unaudited. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation of the Company’s financial position at September 30, 2016, results of operations for the three and nine months ended September 30, 2015 and 2016 and cash flows for the nine months ended September 30, 2015 and 2016. The consolidated results in the consolidated statements of operations and comprehensive loss are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2016.

Accounts Receivable

Accounts receivable is primarily composed of cash due from credit card companies for unsettled transactions charged to subscribers’ credit cards. As these amounts reflect authenticated transactions that are fully collectible, the Company does not maintain an allowance for doubtful accounts. The Company also accrues for earned referral fees and commissions, which are governed by reseller or affiliate agreements, when the amount is reasonably estimable.

Prepaid Domain Name Registry Fees

Prepaid domain name registry fees represent amounts that are paid in full at the time a domain is registered by one of the Company’s registrars on behalf of a customer. The registry fees are recognized on a straight-line basis over the term of the domain registration period.

Derivative Instruments and Hedging Activities

FASB ASC 815, Derivatives and Hedging, or ASC 815, provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Property and Equipment

Property and equipment is recorded at cost or fair value if acquired in an acquisition. The Company also capitalizes the direct costs of constructing additional computer equipment for internal use, as well as upgrades to existing computer equipment which extend the useful life, capacity or operating efficiency of the equipment. Capitalized costs include the cost of materials, shipping and taxes. Materials used for repairs and maintenance of computer equipment are expensed and recorded as a cost of revenue. Materials on hand and construction-in-process are recorded as property and equipment. Assets recorded under capital lease are depreciated over the lease term. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building	Thirty-five years
Software	Two to three years
Computers and office equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Shorter of useful life or remaining term of the lease

Software Development Costs

The Company accounts for software development costs for internal-use software under the provisions of ASC 350-40, Internal-Use Software. Accordingly, certain costs to develop internal-use computer software are capitalized, provided these costs are expected to be recoverable. The Company capitalized internal-use software development costs of $1.7 million and $4.5 million, during the three and nine months ended September 30, 2015, respectively, and $2.9 million and $9.3 million, during the three and nine months ended September 30, 2016, respectively.

Goodwill

Goodwill relates to amounts that arose in connection with the Company’s various business combinations and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator. Additionally, the reorganization or change in the number of reporting units could result in the reassignment of goodwill between reporting units and may trigger an impairment assessment.

In accordance with ASC 350, Intangibles—Goodwill and Other, or ASC 350, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. Under U.S. GAAP, a reporting unit is either the equivalent of, or one level below, an operating segment. As of December 31, 2015, the Company determined that it had one reporting unit. Following the acquisition of Constant Contact, Inc. (“Constant Contact”), the Company determined it has two reporting units, “Constant Contact”, which consists of the goodwill pertaining to our acquisition of Constant Contact, and “Flagship”, which consists of the remaining goodwill balance of the Company. Historically, the Company has performed its annual impairment analysis during the fourth quarter of each year. The provisions of ASC 350 require that a two-step impairment test be performed for goodwill. In the first step, the Company compares the fair value of its reporting unit to which goodwill has been allocated to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is considered not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

At December 31, 2015, the Company had one reporting unit. The goodwill impairment assessment as of December 31, 2015 was based on then-current market capitalization. As of December 31, 2015, the fair value of the Company’s reporting unit exceeded the carrying value of the reporting unit’s net assets. Therefore, no impairment existed as of that date. For the nine months ended September 30, 2016, the Company determined that there were no factors to indicate that the fair value of its reporting units could be impaired, therefore, no impairment testing was performed during this period.

Determining the fair value of a reporting unit, if applicable, requires the Company to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions relate to, among other things, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

The Company had goodwill of $1,207.3 million and $1,859.7 million as of December 31, 2015 and September 30, 2016, respectively, and no impairment charges have been recorded.

Long-Lived Assets

The Company’s long-lived assets consist primarily of intangible assets, including acquired subscriber relationships, trade names, intellectual property, developed technology, domain names available for sale and in-process research and development (“IPR&D”). The Company also has long-lived tangible assets, primarily consisting of property and equipment. The majority of the Company’s intangible assets are recorded in connection with its various acquisitions. The Company’s intangible assets are recorded at fair value at the time of their acquisition. The Company amortizes intangible assets over their estimated useful lives.

Determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives other than developed technology is recognized in accordance with their estimated projected cash flows. Developed technology is amortized on a straight line basis over the estimated useful economic life which has a weighted average useful life of 7 years.

The Company evaluates long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified.

During the nine months ended September 30, 2016, the Company determined that a portion of an internally developed software tool would not meet its needs following the acquisition of Constant Contact, resulting in an impairment charge of $2.0 million which was recorded in engineering and development expense in the consolidated statements of operations and comprehensive loss. Additionally, during the nine months ended September 30, 2016, the Company recognized an impairment charge of $0.5 million relating to internally developed software relating to Webzai Ltd. (“Webzai”), and another impairment charge of $4.4 million relating to developed technology acquired in the Webzai acquisition, for a total impairment charge relating to this software of $4.9 million, which was recorded in engineering and development expense in the consolidated statements of operations and comprehensive loss. Refer to Note 4: Property and Equipment and Capital Lease Obligations and Note 7: Goodwill and Other Intangible Assets for further details.

Furthermore, during the nine months ended September 30, 2016, the Company incurred impairment charges of $8.3 million, which includes the $2.0 million charge to abandon a portion of the internally developed software tool and the $4.9 million charge relating to the Webzai software and developed technology, both mentioned above, and a charge of $1.4 million to impair certain acquired IPR&D projects from the Webzai acquisition that were abandoned during the three months ended March 31, 2016. Refer to Note 4: Property and Equipment and Capital Lease Obligations, Note 7: Goodwill and Other Intangible Assets, and Acquired In-Process Research and Development (IPR&D) below for further details.

Indefinite life intangible assets include domain names that are available for sale which are recorded at cost to acquire. These assets are not being amortized and are being tested for impairment annually and whenever events or changes in circumstance indicate that their carrying value may not be recoverable. When a domain name is sold, the Company records the cost of the domain in cost of revenue.

Acquired In-Process Research and Development (IPR&D)

Acquired IPR&D represents the fair value assigned to research and development assets that the Company acquires in connection with business combinations that have not been completed at the date of acquisition. The acquired IPR&D is capitalized as an intangible asset and reviewed on a quarterly basis to determine future use. Any impairment loss of the acquired IPR&D is charged to expense in the period the impairment is identified. No such impairment loss was identified for the three and nine months ended September 30, 2015. In March 2016, the Company identified that the acquired fair value of the remaining IPR&D acquired in connection with its acquisition of Webzai was impaired. At that time, the Company recorded a $1.4 million impairment charge, which is reflected in engineering and development expense during the nine months ended September 30, 2016 in the Company’s consolidated statements of operations and comprehensive loss.

Revenue Recognition

The Company generates revenue primarily from selling subscriptions for cloud-based products and services. The subscriptions are similar across all of the Company’s brands and are provided under contracts pursuant to which the Company has ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance. The Company recognizes the associated revenue ratably over the service period, whether the associated revenue is derived from a direct subscriber or through a reseller. Deferred revenue represents the liability to subscribers for advance billings for services not yet provided and the fair value of the assumed liability outstanding for subscriber relationships purchased in an acquisition.

The Company sells domain name registrations that provide a subscriber with the exclusive use of a domain name. These domains are primarily obtained by one of the Company’s registrars on the subscriber’s behalf, or to a lesser extent by the Company from third-party registrars on the subscriber’s behalf. Domain registration fees are non-refundable.

Revenue from the sale of a domain name registration by a registrar within the Company is recognized ratably over the subscriber’s service period as the Company has the obligation to provide support over the domain term. Revenue from the sale of a domain name registration purchased by the Company from a third-party registrar is recognized when the subscriber is billed on a gross basis as there are no remaining Company obligations once the sale to the subscriber occurs, and the Company has full discretion on the sales price and bears all credit risk.

Revenue from the sale of premium domains is recognized when persuasive evidence of an arrangement to sell such domains exists, delivery of an authorization key to access the domain name has occurred, the fee for the sale of the premium domain is fixed or determinable, and collection of the fee for the sale of the premium domain is deemed probable.

Revenue from the sale of non-term based applications and services, such as certain online security products and professional technical services, referral fees and commissions, is recognized when the product is purchased, the service is provided or the referral fee or commission is earned, respectively.

A substantial amount of the Company’s revenue is generated from transactions that are multiple-element service arrangements that may include hosting plans, domain name registrations, and other cloud-based products and services.

The Company follows the provisions of the FASB, Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, and allocates revenue to each deliverable in a multiple-element service arrangement based on its respective relative selling price.

Under ASU 2009-13, to treat deliverables in a multiple-element service arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately. Hosting services, domain name registrations, and other cloud-based products and services have standalone value and are often sold separately.

When multiple deliverables included in a multiple-element service arrangement are separated into different units of accounting, the total transaction amount is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on vendor specific objective evidence (“VSOE”) of fair value, if available, or best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price (“TPE”) is not a practical alternative due to differences in its multi-brand offerings compared to competitors and the lack of availability of relevant third-party pricing information. The Company has not established VSOE for its offerings due to lack of pricing consistency, the introduction of new products, services and other factors. Accordingly, the Company generally allocates revenue to the deliverables in the arrangement based on the BESP. The Company determines BESP by considering its relative selling prices, competitive prices in the marketplace and management judgment; these selling prices, however, may vary depending upon the particular facts and circumstances related to each deliverable. The Company analyzes the selling prices used in its allocation of transaction amount, at a minimum, on a quarterly basis. Selling prices are analyzed on a more frequent basis if a significant change in the business necessitates a more timely analysis.

The Company maintains a reserve for refunds and chargebacks related to revenue that has been recognized and is expected to be refunded. The Company had a refund and chargeback reserve of $0.5 million and $0.6 million as of December 31, 2015 and September 30, 2016, respectively. The portion of deferred revenue that is expected to be refunded at December 31, 2015 and September 30, 2016 was $1.8 million and $2.0 million, respectively. Based on refund history, approximately 80% of all refunds happen in the same fiscal month that the contract starts or renews, and approximately 92% of all refunds happen within 45 days of the contract start or renewal date.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes, or ASC 740. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is more likely than not to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There were no unrecognized tax benefits in the three or nine months ended September 30, 2015 and 2016.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the three and nine months ended September 30, 2015 and 2016, the Company did not recognize any interest and penalties related to unrecognized tax benefits.

Stock-Based Compensation

The Company may issue restricted stock units, restricted stock awards and stock options which vest upon the satisfaction of a performance condition and/or a service condition. The Company follows the provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, which requires employee stock-based payments to be accounted for under the fair value method. Under this method, the Company is required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods, net of estimated forfeitures. The Company uses the straight-line amortization method for recognizing stock-based compensation expense. In addition, for stock-based awards where vesting is dependent upon achieving certain performance goals, the Company estimates the likelihood of achieving the performance goals against established performance targets.

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards granted, the Company estimates the fair value of each restricted stock award based on the closing trading price of its common stock on the date of grant.

Net Loss per Share

The Company considered ASC 260-10, Earnings per Share, or ASC 260-10, which requires the presentation of both basic and diluted earnings per share in the consolidated statements of operations and comprehensive loss. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and, if there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options, net of shares assumed to have been purchased with the proceeds, using the treasury stock method.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(unaudited)
	(in thousands, except share amounts and per share data)
Net loss attributable to Endurance International Group Holdings, Inc.	$(15,351)	$(31,737)	$(16,538)	$(37,966)

Net loss per share attributable to Endurance International Group Holdings, Inc.:
Basic and diluted	$(0.12)	$(0.24)	$(0.13)	$(0.29)

Weighted-average common shares outstanding used in computing net loss per share attributable to Endurance International Group Holdings, Inc.
Basic and diluted	131,398,446	133,550,168	131,195,109	133,038,542

The following number of weighted average potentially dilutive shares were excluded from the calculation of diluted loss per share because the effect of including such potentially dilutive shares would have been anti-dilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(unaudited)
Restricted stock awards and units	2,641,996	9,554,260	2,205,577	8,605,808
Options	7,340,592	12,050,726	6,511,464	10,673,967

Total	9,982,588	21,604,986	8,717,041	19,279,775

Reclassification

During the three months ended September 30, 2016, the Company reclassified a payment of $15.4 million made during the three months ended June 30, 2016, from “Businesses acquired in purchase transactions, net of cash acquired” to “Payment of redeemable non-controlling interest.” During the three months ended September 30, 2016, the Company also made an $18.0 million payment which is included in “Payment of redeemable non-controlling interest.” Each of these two payments, in the aggregate amount of $33.4 million, were paid as partial redemption of non-controlling interest in WZ (UK) Ltd. (“WZ UK”).

Recent Accounting Pronouncements

The Company adopted ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Cost” beginning on January 1, 2016, and retrospectively for all periods presented. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The unamortized value of deferred financing costs associated with our revolving credit facility were not affected by the ASU and continue to be presented as an asset on the Company’s consolidated balance sheets.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. Since then, the FASB has also issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606), Principals versus Agent Considerations and ASU 2016-10, Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing, which further elaborate on the original ASU No. 2014-09. The core principle of these updates is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgments and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. In July 2015, the FASB approved a one-year deferral of the effective date to January 1, 2018, with early adoption to be permitted as of the original effective date of January 1, 2017. Once this standard becomes effective, companies may use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, or ASU 2015-17. This new guidance requires that deferred tax liabilities and assets be classified as noncurrent in the balance sheet, in order to simplify the presentation of deferred income taxes. ASU 2015-17 is effective for annual reporting periods beginning after December 15, 2016. The Company adopted ASU 2015-17 as of the fourth quarter in 2015, on a prospective basis, and it did not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-07, Investments—Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting. This new guidance removes the requirement for retroactive adjustment when an increase or decrease in the level of ownership qualifies an investment for the equity method. This amendment is effective for fiscal years beginning after December 15, 2016. The Company is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This new standard simplifies the accounting tax aspects, eliminates complex accounting for excess tax deductions, permits higher withholdings for cashless exercises, and eliminates the requirement to estimate a forfeiture rate. This amendment is effective for annual periods beginning after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

In August 2016, the FASB issued Accounting Standards Update No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This new standard clarifies certain statement of cash flow presentation issues. This amendment is effective for annual periods beginning after December 15, 2017, and early adoption is permitted. The Company is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

3. Acquisitions

The Company accounts for the acquisitions of businesses using the purchase method of accounting. The Company allocates the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Purchased identifiable intangible assets typically include subscriber relationships, trade names, domain names held for sale, developed technology and IPR&D. The methodologies used to determine the fair value assigned to subscriber relationships and domain names held for sale are typically based on the excess earnings method that considers the return received from the intangible asset and includes certain expenses and also considers an attrition rate based on the Company’s internal subscriber analysis and an estimate of the average life of the subscribers. The fair value assigned to trade names is typically based on the income approach using a relief from royalty methodology that assumes that the fair value of a trade name can be measured by estimating the cost of licensing and paying a royalty fee for the trade name that the owner of the trade name avoids. The fair value assigned to developed technology typically uses the cost approach. The fair value assigned to IPR&D is based on the cost approach. If applicable, the Company estimates the fair value of contingent consideration payments in determining the purchase price. The contingent consideration is then adjusted to fair value in subsequent periods as an increase or decrease in current earnings in general and administrative expense in the consolidated statements of operations and comprehensive loss.

WZ (UK) Ltd.

In August 2014, the Company made an aggregate investment of $3.9 million for a joint venture with a 49% ownership interest in WZ UK, which is a provider of technology and sales and marketing services associated with web builder solutions. The Company and the other shareholders of WZ UK entered into a put and call option for the Company to acquire additional equity interests WZ UK under certain circumstances.

On January 6, 2016, the Company partially exercised this option, which increased its stake in WZ UK from 49% to 57.5%. Upon the exercise of the option, the Company estimated the fair value of the assets and liabilities in accordance with the guidance for business combinations and estimated that the value of the non-controlling interest (“NCI”) on January 6, 2016 was $10.8 million. The estimated aggregate purchase price of $22.2 million included a gain of $11.4 million that was calculated based on the implied fair value of the Company’s 49% equity investment and the NCI of $10.8 million, which were allocated on a preliminary basis to goodwill of $21.6 million, intangible assets consisting of subscriber relationships of $4.9 million, and property, plant and equipment of $0.3 million, offset by deferred revenue of $3.3 million and negative working capital of $1.3 million. Goodwill related to the acquisition, which is part of the Company’s “Flagship” reporting unit, is not deductible for tax purposes.

The Company recognized the $11.4 million gain in other income in the Company’s consolidated statements of operations and comprehensive loss. As the NCI is subject to a put option that is outside the control of the Company, it is deemed a redeemable non-controlling interest and not recorded in permanent equity, and is being presented as mezzanine redeemable non-controlling interest on the consolidated balance sheet. The difference between the initial fair value of the redeemable non-controlling interest and the value expected to be paid on exercise, which is estimated to be $30.0 million, was being accreted over the period commencing January 6, 2016, and up to the end of the second call option period which was August 14, 2016. Adjustments to the carrying amount of the redeemable non-controlling interest were charged to additional paid-in capital.

On May 16, 2016, the Company amended the put and call option described above to allow it to acquire an additional equity interest in WZ UK earlier than August 2016. Pursuant to this amended option, on the same date the Company acquired an additional 20% stake in WZ UK for $15.4 million, thus increasing its ownership interest from 57.5% to 77.5%.

On July 13, 2016, WZ UK completed a restructuring pursuant to which the Company and the minority shareholders of Pseudio Limited and Resume Labs Limited sold their shares in these entities to WZ UK, in exchange for shares in WZ UK. As a result of the restructuring, Pseudio Limited and Resume Labs Limited became wholly-owned subsidiaries of WZ UK, and the Company’s ownership of WZ UK was diluted from 77.5% to 76.4%. Immediately subsequent to the restructuring, the Company acquired an additional 10% equity interest in WZ UK for $18.0 million, thereby increasing the Company’s ownership interest to 86.4%.

Concurrent with the restructuring, the Company amended the put and call option described above so as to allow the Company to acquire the remaining 13.6% equity interest in WZ UK for $25.0 million under certain circumstances. The put option is exercisable beginning on July 1, 2017. The Company started accreting to the $25.0 million starting in July 2016. Refer to Note 13: Redeemable for Non-controlling Interest for further details.

Constant Contact, Inc.

On October 30, 2015, the Company entered into a definitive agreement pursuant to which it agreed to acquire all of the outstanding shares of common stock of Constant Contact for $32.00 per share in cash, for a total purchase price of approximately $1.1 billion. Constant Contact is a leading provider of online marketing tools that are designed for small organizations, including small businesses, associations and non-profits. The acquisition closed on February 9, 2016.

The aggregate purchase price of $1.1 billion, which was paid in cash at the closing, is being allocated on a preliminary basis to intangible assets consisting of subscriber relationships, developed technology and trade names of $263.0 million, $83.0 million and $52.0 million, respectively, goodwill of $603.9 million, property and equipment of $40.7 million, and working capital of $184.2 million, offset by net a net deferred tax liability of $125.8 million and deferred revenue of $25.2 million. The goodwill reflects the value of expected synergies.

Goodwill related to the acquisition, which is included in the Company’s “Constant Contact” reporting unit, is not deductible for tax purposes.

Pro Forma Disclosure

The Company acquired Constant Contact on February 9, 2016, and the results of Constant Contact have been included in the results of the Company since February 10, 2016. The following unaudited information is presented as if the Constant Contact acquisition was completed as of January 1, 2015. The Company has not presented unaudited pro forma results for the quarterly periods following March 31, 2016, as Constant Contact is included for the entire fiscal periods after that date. The unaudited pro forma results are not necessarily indicative of the actual results that would have occurred had the transaction actually taken place at the beginning of the period indicated. Unaudited pro forma revenue for the three months ended September 30, 2015 was $279.6 million. Unaudited pro forma net loss attributable to Endurance International Group Holdings, Inc. for the three months ended September 30, 2015 was $30.7 million.

Unaudited pro forma revenue for the nine months ended September 30, 2015 and 2016 was $819.7 million and $859.7 million, respectively. Unaudited pro forma net loss attributable to Endurance International Group Holdings, Inc. for the nine months ended September 30, 2015 and 2016 was $81.8 million and $24.2 million, respectively.

Unaudited pro forma net loss includes adjustments for additional interest expense related to the debt incurred in connection with the acquisition of Constant Contact.

Pro forma revenue for the three and nine months ended September 30, 2016 has been reduced by $0.6 million and $14.8 million, respectively, due to the application of purchase accounting for Constant Contact, which reduced the fair value of deferred revenue as of the closing date. Additionally, pro forma net loss for the three and nine months ended September 30, 2016 includes restructuring charges of approximately $5.7 million and $22.0 million, respectively, as the Company implemented plans to reduce the cost structure of the combined businesses.

AppMachine B.V.

In December 2014, the Company made an aggregate investment of $15.2 million to acquire a 40% ownership interest in AppMachine B.V. (“AppMachine”), which is a developer of software that allows users to build mobile applications for smart devices such as phones and tablets. Under the terms of the investment agreement for AppMachine, the Company was obligated to purchase the remaining 60% of AppMachine in three tranches of 20% within specified periods if AppMachine achieved a specified minimum revenue threshold within a designated timeframe. The consideration for each of those three tranches was to be calculated as the product of AppMachine’s revenue, as defined in that investment agreement, for the trailing twelve-month period prior to the applicable determination date times a specified multiple based upon year over year revenue growth multiplied by 20%.

On July 27, 2016, the Company acquired the remaining 60% equity interest in AppMachine, increasing the Company’s stake to 100%. In connection with the acquisition, the parties terminated the prior investment agreement pursuant to which the Company was obligated to purchase the remaining shares in AppMachine in three tranches. The total consideration based on the new agreement was $22.5 million, of which $5.5 million was paid upon closing, and the remaining $17.0 million (which includes $4.0 million of post-acquisition compensation expense) will be paid in annual installments over a period of four years, commencing with June 21, 2017. The net present value of the additional consideration is $11.5 million, which is included in the aggregate purchase price and recorded as deferred consideration in the Company’s consolidated balance sheets as of September 30, 2016. The remaining $1.5 million is being accreted as interest expense. The $4.0 million relating to retention bonuses is being accrued over the employment term associated with these employees.

On the date of acquisition, the Company recognized a loss of $4.9 million that was calculated based on the implied fair value of the investment, which was recorded in other income (expense) in the Company’s consolidated statements of operations and comprehensive loss.

The purchase price of $25.7 million, which consists of the purchase consideration of $13.0 million, at a present value of $11.5 million, and the carrying value of the existing investment of $13.6 million, partially offset by the loss of $4.9 million, is being allocated on a preliminary basis to intangible assets consisting of subscriber relationships of $0.1 million, developed technology of $1.7 million, and technology in the process of development of $1.7 million, goodwill of $20.3 million, property and equipment of $0.6 million, and working capital of approximately $2.3 million, offset by a deferred tax liability of $0.6 million, deferred revenue of $0.2 million, and other long term liabilities of $0.1 million. Goodwill related to the acquisition, which is included in the Company’s “Flagship” reporting unit, is not deductible for tax purposes. The goodwill reflects the value of expected synergies and technology know-how.

Financial Performance

The Company recorded revenue attributable to its 2016 acquisitions in its consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2016 of $99.4 million and $239.1 million, respectively. The acquisitions 2016 generated income (loss) for the three and nine months ended September 30, 2016 of $5.7 million and ($36.5) million which is recorded in the Company’s consolidated statements of operations and comprehensive loss. The $32.3 million of transaction expenses in the Company’s consolidated statements of operations and comprehensive loss included a $16.8 million charge related to the accelerated vesting of certain Constant Contact equity awards, and approximately $15.5 million in advisor, legal, and other acquisition-related fees.

For the intangible assets acquired in connection with all acquisitions completed during the three and nine months ended September 30, 2016, developed technology has a weighted-useful life of 4.1 years, subscriber relationships have a weighted-useful life of 4.4 years and trade names have a weighted-useful life of 4.7 years.

Summary of Deferred Consideration Related to Acquisitions

Components of short-term and long-tern deferred consideration as of December 31, 2015 and September 30, 2016, consisted of the following:

	December 31, 2015		September 30, 2016
	Short- term	Long- term	Short- term	Long- term
	(in thousands)
Mojoness, Inc. (Acquired in 2012)	$657	$813	$768	—
Typepad Holdings LLC (Acquired in 2013)	2,800	—	2,800	—
Webzai Ltd. (Acquired in 2014)	2,848	—	—	—
BuyDomains (Acquired in 2014)	4,283	—	—	—
Verio (Acquired in 2015)	2,474	—	1,051	—
World Wide Web Hosting (Acquired in 2015)	4,600	—	—	—
Ace Data Center (Acquired in 2015)	29,626	—	—	—
Ecommerce LLC (Acquired in 2015)	4,200	—	4,200	—
Social Booster (Acquired in 2016)	—	—	40	25
AppMachine (Acquired in 2016)	—	—	4,294	7,299

Total	$51,488	$813	$13,153	$7,324

4. Property and Equipment and Capital Lease Obligations

Components of property and equipment consisted of the following:

	December 31, 2015	September 30, 2016
	(in thousands)
Land	$713	$713
Building	5,091	5,304
Software	40,336	50,675
Computers and office equipment	97,332	134,696
Furniture and fixtures	5,914	10,705
Leasehold improvements	7,126	21,314
Construction in process	6,137	5,374

Property and equipment—at cost	162,649	228,781
Less accumulated depreciation	(86,887)	(131,688)

Property and equipment—net	$75,762	$97,093

Depreciation expense related to property and equipment for the three months ended September 30, 2015 and 2016 was $8.5 million and $17.0 million, respectively. Depreciation expense related to property and equipment for the nine months ended September 30, 2015 and 2016 was $24.6 million and $46.9 million, respectively.

The Company evaluates long-lived assets such as property plant and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified. During the nine months ended September 30, 2016, the Company determined that a portion of an internally developed software tool would not meet its needs following the acquisition of Constant Contact. As a result, the Company recorded a $2.0 million impairment charge in engineering and development expense in the Company’s consolidated statements of operations and comprehensive loss. Additionally, in the nine months ended September 30, 2016, the Company recorded an impairment charge of $0.5 million in engineering and development expense relating to internally developed software, developed after the Webzai acquisition, which closed in August 2014, after evaluating it for impairment in accordance with ASC 360, Property, Plant and Equipment. This software is also linked to certain developed technology that was acquired as part of the Webzai acquisition and was also determined to be impaired. Refer to Note 7: Goodwill and Other Intangible Assets for further details.

Property under capital lease with a cost basis of $21.5 million was included in software as of September 30, 2016. The net carrying value of property under capital lease as of September 30, 2016 was $8.3 million.

5. Fair Value Measurements

The following valuation hierarchy is used for disclosure of the valuation inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2015 and September 30, 2016, the Company’s financial assets or liabilities required to be measured on a recurring basis are accrued earn-out consideration payable in connection with the 2012 acquisition of certain assets of Mojoness, Inc., or Mojo, and the 2015 interest rate cap. The Company has classified its interest rate cap discussed in Note 6 below within Level 2 of the fair value hierarchy. The Company has classified its liabilities for contingent earn-out consideration related to Mojo within Level 3 of the fair value hierarchy because the fair value is determined using significant unobservable inputs, which include probability weighted cash flows. During the nine months ended September 30, 2016, the Company paid $0.7 million related to the earn-out provisions for the Mojo acquisition.

Basis of Fair Value Measurements

	Balance	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Balance at December 31, 2015:
Financial assets:
Interest rate cap (included in other assets)	$3,130	—	$3,130	$—

Total financial assets	$3,130	$—	$3,130	$—

Financial liabilities:
Contingent earn-out consideration (included in deferred consideration)	$1,469	—	—	$1,469

Total financial liabilities	$1,469	$—	$—	$1,469

Balance at September 30, 2016:
Financial assets:
Interest rate cap (included in other assets)	$375	—	$375	$—

Total financial assets	$375	$—	$375	$—

Financial liabilities:
Contingent earn-out consideration (included in deferred consideration)	$768	—	—	$768

Total financial liabilities	$768	$—	$—	$768

The following table summarizes the changes in the financial liabilities measured on a recurring basis using Level 3 inputs as of September 30, 2016:

Amount
(in thousands)
Financial liabilities measured using Level 3 inputs at December 31, 2015	$1,469
Payment of contingent earn-outs related to 2012 acquisition	(668)
Change in fair value of contingent earn-outs	(33)

Financial liabilities measured using Level 3 inputs at September 30, 2016	$768

6. Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company entered into a three-year interest rate cap on December 9, 2015 as part of its risk management strategy. The objective of the interest rate cap, designated as a cash flow hedge, involves the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. Therefore, this derivative limits the Company’s exposure if the rate rises, but also allows the Company to benefit when the rate falls.

The effective portion of changes in the fair value of derivatives that qualify as cash flow hedges is recorded in AOCI, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. There was no ineffectiveness recorded in earnings for the three and nine months ended September 30, 2016.

As of September 30, 2016, the Company had one interest rate cap with $500.0 million notional value outstanding that was designated as a cash flow hedge of interest rate risk. The fair value of the interest rate contracts included in other assets on the consolidated balance sheet as of September 30, 2016 was $0.4 million, and the Company recognized an immaterial amount of interest expense in the Company’s consolidated statement of operations for the three and nine months ended September 30, 2016, respectively. The Company recognized a $1.9 million loss, net of a tax benefit of $0.9 million in AOCI for the nine months ended September 30, 2016, of which the Company estimates that $0.3 million will be reclassified as an increase to interest expense in the next twelve months.

7. Goodwill and Other Intangible Assets

The following table summarizes the changes in the Company’s goodwill balances from December 31, 2015 to September 30, 2016 for the Company’s two reporting units:

	Flagship Unit	Constant Contact Unit	Total
	Amount	Amount	Amount
	(in thousands)	(in thousands)	(in thousands)
Goodwill balance at December 31, 2015	$1,207,255	$—	$1,207,255
Goodwill related to 2015 acquisitions	5,978	—	5,978
Goodwill related to 2016 acquisitions	41,887	603,892	645,779
Foreign translation impact	659	—	659

Goodwill balance at September 30, 2016	$1,255,779	$603,892	$1,859,671

In accordance with ASC 350, the Company reviews goodwill and other indefinite-lived intangible assets for indicators of impairment on an annual basis and between tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount.

At December 31, 2015, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$205,925	$80,795	$125,130	7 years
Subscriber relationships	397,791	256,461	141,330	5 years
Trade-names	81,792	42,080	39,712	6 years
Intellectual property	34,020	6,596	27,424	13 years
Domain names available for sale	27,859	3,107	24,752	Indefinite
Leasehold interests	314	314	—	1 year
In-process research and development	1,438	—	1,438	—

Total December 31, 2015	$749,139	$389,353	$359,786

During the nine months ended September 30, 2016, the Company wrote-off acquired in-process research and development of $1.4 million related to its acquisition of Webzai in 2014, as the Company had abandoned certain research and development projects in favor of other projects. Additionally, during the nine months ended September 30, 2016, the Company recorded an impairment charge of $4.4 million relating to developed technology from the Webzai acquisition, after evaluating it for impairment in accordance with ASC 350. This developed technology is also linked to certain internally developed software that was developed at Webzai after its acquisition by the Company which was also determined to be impaired. Refer to Note 4: Property and Equipment and Capital Lease Obligations, for further details.

At September 30, 2016, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$283,455	$103,031	$180,424	7 years
Subscriber relationships	660,080	321,696	338,384	7 years
Trade-names	133,924	53,622	80,302	8 years
Intellectual property	34,084	9,380	24,704	13 years
Domain names available for sale	29,745	4,502	25,243	Indefinite
Leasehold interests	314	314	—	1 year
In-process research and development	1,713	—	1,713	—

Total September 30, 2016	$1,143,315	$492,545	$650,770

The estimated useful lives of the individual categories of other intangible assets are based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the period of time the assets are expected to contribute to future cash flows. The Company amortizes finite-lived intangible assets over the period in which the economic benefits are expected to be realized based upon their estimated projected cash flows.

The Company’s amortization expense is included in cost of revenue in the aggregate amounts of $23.8 million and $38.0 million for the three months ended September 30, 2015 and 2016, respectively. The Company’s amortization expense is included in cost of revenue in the aggregate amounts of $67.2 million and $105.7 million for the nine months ended September 30, 2015 and 2016, respectively.

8. Investments

As of December 31, 2015 and September 30, 2016, the Company’s carrying value of investments in privately-held companies was $27.9 million and $20.7 million, respectively.

In January 2012, the Company made an initial investment of $0.3 million to acquire a 25% interest in BlueZone Labs, LLC (“BlueZone”), a provider of “do-it-yourself” tools and managed search engine optimization services.

The Company also has an agreement with BlueZone to purchase products and services. During the three months ended September 30, 2015 and 2016, the Company purchased $0.2 million and $0.4 million, respectively, of products and services from BlueZone, which is included in cost of revenue in the Company’s consolidated statements of operations and comprehensive loss. During the nine months ended September 30, 2015 and 2016, the Company purchased $0.8 million and $1.2 million, respectively, of products and services from BlueZone, which is included in cost of revenue in the Company’s consolidated statements of operations and comprehensive loss. As of December 30, 2015 and September 30, 2016, $0.1 million and $0.1 million, respectively, relating to the Company’s investment in BlueZone was included in accounts payable and accrued expense in the Company’s consolidated balance sheet.

In May 2014, the Company made a strategic investment of $15.0 million in Automattic, Inc. (“Automattic”), which provides content management systems associated with WordPress. The investment represents less than 5% of the outstanding shares of Automattic and better aligns the Company with an important partner.

In August 2014, the Company made an aggregate investment of $3.9 million for a joint venture with a 49% ownership interest in WZ UK, which is a provider of technology and sales marketing services associated with web builder solutions. On January 6, 2016, the Company exercised an option to increase its stake in WZ UK from 49% to 57.5%. Refer to Note 3: Acquisitions, for further details.

In December 2014, the Company made an aggregate investment of $15.2 million to acquire a 40% ownership interest in AppMachine B.V. (“AppMachine”), which is a developer of software that allows users to build mobile applications for smart devices such as phones and tablets. Under the terms of the investment agreement for AppMachine, the Company was obligated to purchase the remaining 60% of AppMachine in three tranches of 20% within specified periods if AppMachine achieved a specified minimum revenue threshold within a designated timeframe. The agreement was terminated in July 2016, when the Company negotiated and acquired the remaining 60% of the equity interest in AppMachine. Refer to Note 3: Acquisitions for further details.

On March 3, 2016, the Company purchased a $0.6 million convertible promissory note from a business that provides web and mobile money management solutions, with the potential for subsequent purchases of additional convertible notes.

On April 8, 2016, the Company made an investment of $5.0 million for a 33% equity interest in Fortifico Limited, a company providing a billing, CRM, and affiliate management solution to small and mid-sized businesses.

Investments in which the Company’s interest is less than 20% and which are not classified as available-for-sale securities are carried at the lower of cost or net realizable value unless it is determined that the Company exercises significant influence over the investee company, in which case the equity method of accounting is used. For those investments in which the Company’s voting interest is between 20% and 50%, the equity method of accounting is used. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company, as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee. These adjustments are reflected in equity (income) loss of unconsolidated entities, net of tax in the Company’s consolidated statements of operations and comprehensive loss. The Company recognized net losses of $4.6 million and $0.2 million for the three months ended September 30, 2015 and 2016, respectively, and net losses of $9.1 million and $1.2 million for the nine months ended September 30, 2015 and 2016, respectively, related to its investments.

From time to time, the Company may make new and follow-on investments and may receive distributions from investee companies. As of September 30, 2016, the Company was not obligated to fund any follow-on investments in these investee companies.

As of September 30, 2016, the Company did not have an equity method investment in which the Company’s proportionate share of the investees’ net income or loss exceeded 10% of the Company’s consolidated assets or income from continuing operations.

9. Notes Payable

In November 2013, following its initial public offering (“IPO”), the Company repaid in full its November 2012 second lien term loan facility of $315.0 million and increased its first lien term loan facility (“November 2013 First Lien”) by $166.2 million to $1,050.0 million. The Company also increased its revolving credit facility by $40.0 million to $125.0 million, none of which was drawn down at the time of the increase. The mandatory repayment of principal on the November 2013 First Lien was increased to approximately $2.6 million at the end of each quarter.

In connection with the acquisition of Constant Contact on February 9, 2016, the Company entered into a $735.0 million incremental first lien term loan facility and a new $165.0 million revolving credit facility (which replaced its existing $125.0 million revolving credit facility), and EIG Investors issued $350.0 million aggregate principal amount of 10.875% senior notes due 2024. The Company refers to the incremental first lien term loan facility and new revolving credit facility, together with its previously existing first lien term loan facility, as the “Senior Credit Facilities,” and to the 10.875% senior notes due 2024 as the “Notes.”

Incremental First Lien Term Loan Facility

On February 9, 2016, the Company entered into an incremental first lien term loan amendment to its existing credit agreement. Pursuant to this amendment, the Company obtained a seven-year $735.0 million incremental first lien term loan facility, which is in addition to its existing first lien term loan facility. The full amount of this incremental first lien term loan facility was drawn immediately following the effectiveness of the amendment.

This incremental first lien term loan facility will mature seven years from issuance, was issued at a price of 97% of par (subject to the payment of an additional upfront fee of 1.0% on February 28, 2016 under certain circumstances), bears interest at a rate of LIBOR plus 5.0% per annum, subject to a LIBOR floor of 1.0% per annum, and has scheduled amortization of 0.50% per quarter.

As a result of the “most-favored nation” pricing provision in the Company’s existing credit agreement, the interest rate on its existing first lien term loan facility has increased to LIBOR plus 5.23% per annum (and was further stepped up to LIBOR plus 5.48% per annum on February 28, 2016 since certain circumstances materialized), subject to a LIBOR floor of 1.0% per annum. In addition, the Company is obligated to use commercially reasonable efforts to make voluntary prepayments on its existing first lien term loan facility to effectively double the amount of each scheduled amortization payment under that facility (which is 0.25% per quarter of the principal outstanding as of November 25, 2013).

Revolving Credit Facility

Also on February 9, 2016, the Company entered into a revolving facility amendment to its existing credit agreement. Pursuant to this amendment, the Company obtained a five-year $165.0 million revolving credit facility, which replaced its existing $125.0 million revolving credit facility. Loans under the facility will bear interest at a rate of LIBOR plus 4.0% per annum (subject to a leverage-based step-down), without a LIBOR floor. This revolving credit facility has a “springing” maturity date of August 10, 2019 unless the existing first lien term loan facility has been repaid in full or otherwise extended to at least 91 days after the maturity of the revolving credit facility.

Loans under the Senior Credit Facilities are also subject to a base rate option, with interest rate spreads of 1.0% per annum less than those applicable to LIBOR-based loans.

The Senior Credit Facilities have been fully and unconditionally guaranteed, an secured, by the Company and certain of its subsidiaries (including Constant Contact and certain of its subsidiaries).

10.875% Senior Notes due 2024

On February 9, 2016, EIG Investors issued $350.0 million aggregate principal amount of Notes. The Notes will mature in February 2024, were issued at a price of 98.065% of par and will bear interest at the rate of 10.875% per annum. The Notes have been fully and unconditionally guaranteed, on a senior unsecured basis, by the Company and its subsidiaries that guarantee the Senior Credit Facilities (including Constant Contact and certain of its subsidiaries).

In connection with the issuance of the Notes, the Company agreed to assist the initial purchasers of the Notes in marketing the Notes. In addition, the Company entered into a registration rights agreement with the initial purchasers of the Notes, which provides the holders of the Notes certain rights relating to registration of the Notes under the Securities Act.

Pursuant to the registration rights agreement, the Company will, among other obligations, use commercially reasonable efforts to file an exchange offer registration statement with respect to a registered offer, or the Exchange Offer, to exchange the Notes for substantially identical notes and consummate the Exchange Offer within 365 days after the issuance of the Notes. The Company will also use commercially reasonable efforts to cause to become effective a shelf registration statement to cover resales of the Notes by the beneficial owners thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. A registration default will occur if, among other things, (1) the Company fails to consummate the Exchange Offer or have the shelf registration statement become effective on or before the date that is 365 days after the issue date or (2) the shelf registration statement becomes effective but thereafter ceases to be effective or usable in connection with the resale of Notes (subject to certain exceptions) during the periods specified in the registration rights agreement. If a registration default occurs with respect to the Notes, the annual interest rate of the Notes will be increased by 0.25% per annum and will increase again by 0.25% per annum 90 days thereafter until all registration defaults have been cured, up to a maximum amount of additional interest of 0.50% per annum. The Company will also use commercially reasonable efforts to cause to become effective a registration statement providing for the registration of certain secondary transactions in the Notes by Goldman, Sachs & Co. and its affiliates.

At December 31, 2015 and September 30, 2016, notes payable consisted of a first lien term loan facility with a principal amount outstanding of $1,026.4 million and $994.6 million, respectively, which bore interest at a LIBOR-based rate of 5.00% and 6.48%, respectively. The current portion of the first lien term loan as of December 31, 2015 and September 30, 2016 was $10.5 million and $21.0 million, respectively. In addition, as of September 30, 2016, notes payable included a $33.5 million outstanding on its revolving credit facility, consisting of two loans of $16.0 million and $17.0 million, which each bore interest at a LIBOR-based rate of 4.52% and 4.53%, respectively, and a loan of $0.5 million which bore interest at an alternate base rate of 6.50%. As of December 31, 2015, notes payable included a bank revolver loan (“2015 Revolver loan”) of $67.0 million, consisting of a loan of $59.0 million which bore interest at a LIBOR-based rate of 7.75% and a loan of $8.0 million which bore interest at an alternate base rate of 8.50%. The amount outstanding under the 2015 Revolver loan as of December 31, 2015 and the amount outstanding under the 2016 revolving credit facility as of September 30, 2016 were classified as current notes payable on the consolidated balance sheet.

In addition, as of September 30, 2016, the notes payable included $724.0 million, net of original issue discounts related to the incremental first lien term loan facility, which bore interest at a LIBOR-based rate of 6.0%. The current portion of the incremental first lien term loan as of September 30, 2016 was $14.7 million.

As of September 30, 2016, notes payable also included the $350.0 million of 10.875% senior notes due 2024, net of original issue discounts.

During the nine months ended September 30, 2015 and 2016, the Company made aggregate mandatory repayments on the November 2013 First Lien of $7.9 million and $15.8 million, respectively. Also, during the nine months ended September 30, 2016, the Company made a voluntary payment of $16.0 million on the November 2013 First Lien, two voluntary prepayments on the incremental first lien term loan facility of $7.4 million, and a mandatory payment on the incremental first lien term loan facility for $3.7 million. During the nine months ended September 30, 2015 and 2016, the Company had drawn down an aggregate amount of $109.0 million and $49.5 million, respectively, on its Revolver loan, and repaid an aggregate amount of $89.0 million and $83.0 million, respectively, of the amounts drawn down, resulting in $70.0 million and $33.5 million outstanding under the Revolver loan at September 30, 2015 and 2016, respectively. The maturity dates of the November 2013 First Lien, the incremental first lien term loan facility and the $350.0 million of 10.875% senior notes are November 9, 2019, February 9, 2023, and February 9, 2024, respectively. There is a springing maturity related to the revolving credit facility. If the Company’s November 2013 First Lien has not been paid in full prior to August 10, 2019 and the final maturity has not been extended to May 11, 2021 or later, then the maturity date of the revolving credit facility is February 9, 2019.

Effective November 25, 2013, the interest rate for a LIBOR based interest loan was reduced to 4.00% plus the greater of the LIBOR rate or 1.00%. The interest rate for a reference rate loan was reduced to 3.00% per annum plus the greater of the prime rate, the federal funds effective rate plus 0.50%, an Adjusted LIBOR rate or 2.00%. Effective February 9, 2016, the interest rates for a revolver loan are subject to variability based on certain covenants.

Interest is payable on maturity of the elected interest period for a LIBOR-based interest loan, which can be one, two, three or six months. Interest is payable at the end of each fiscal quarter for a reference rate loan, term loan or an ABR revolver loan.

The Company adopted ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” beginning on January 1, 2016, and retrospectively for all periods presented. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The unamortized value of deferred financing costs associated with our revolving credit facility were not affected by the ASU and continue to be presented as an asset on the Company’s consolidated balance sheets.

Future Debt Maturities

Aggregate principal payments, exclusive of any unamortized original discounts and deferred financing fees, due on long-term debt as of September 30, 2016 are as follows:

Maturity Date as of December 31,	(in thousands)
(Remainder of) 2016	$8,925
2017	$35,700
2018	$35,700
2019	$962,075
2020	$14,700
Thereafter	$1,011,500

Total	$2,068,600

The table above excludes $33.5 million on the Company’s revolving credit facility, which is outstanding as of September 30, 2016 and included in the current portion of notes payable in the Company’s consolidated balance sheets. This table also excludes when the revolving credit facility due date is, which is August 2019.

Interest

The Company recorded $14.6 million and $41.2 million in interest expense for the three months ended September 30, 2015 and 2016, respectively, and $43.0 million and $112.6 million, respectively, for the nine months ended September 30, 2015 and 2016, respectively.

The following table provides a summary of interest rates and interest expense for the three and nine months ended September 30, 2015 and 2016:

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2016
	(dollars in thousands)
Interest rate—LIBOR	5.00%-7.75%	4.49%-6.48%	5.00%-7.75%	4.49%-7.75%
Interest rate—reference	8.50%	6.50%	8.50%	6.50%-8.75%
Interest rate—Senior notes	—	10.875%	—	10.875%
Non-refundable fee—unused facility	0.50%	0.50%	0.50%	0.50%
Interest expense and service fees	$14,252	$37,603	$41,931	$103,111
Amortization of deferred financing fees	$21	$1,760	$62	$4,322
Amortization of original issue discounts	—	$844	—	$2,116
Amortization of net present value of deferred consideration	$207	$844	$488	$2,426
Other interest expense	$144	$157	$475	$598

Total interest expense	$14,624	$41,208	$42,956	$112,573

Debt Covenants

Senior Credit Facilities

The Senior Credit Facilities require the Company to comply with a financial covenant to maintain a maximum ratio of consolidated senior secured indebtedness to an EBITDA measure adjusted for bank purposes, as defined in the Company’s existing credit agreement.

The Senior Credit Facilities contain covenants that limit the Company’s ability to, among other things, incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of capital stock; make other restricted payments; make certain investments; sell or transfer certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. Additionally, the Senior Credit Facilities require the Company to comply with certain negative covenants and specify certain events of default that could result in amounts becoming payable, in whole or in part, prior to their maturity dates. The Company was in compliance with all covenants at September 30, 2016.

With the exception of certain equity interests and other excluded assets under the terms of the Senior Credit Facilities, substantially all of the Company’s assets are pledged as collateral for the obligations under the Senior Credit Facilities.

Notes

The indenture with respect to the Notes contains covenants that limit the Company’s ability to, among other things, incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of capital stock; make other restricted payments; make certain investments; sell or transfer certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. Upon a change of control as defined in the Indenture, the Company or EIG Investors must offer to repurchase the Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, up to, but not including, the repurchase date. These covenants are subject to a number of important limitations and exceptions.

The indenture also provides for events of default, which, if any of them occurs, may permit or, in certain circumstances, require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

10. Stockholders’ Equity

Voting Rights

All holders of common stock are entitled to one vote per share.

The following table presents the changes in total stockholders’ equity:

Total Stockholders’ Equity
(in thousands)
Balance, December 31, 2015	$179,674
Stock-based compensation	48,218
Stock option exercises	2,304
Foreign currency translation adjustment	994
Unrealized loss on derivative	(1,866)
Non-controlling interest accretion	(30,844)
Non-controlling interest accretion in excess over Fair Value	(3,145)
Investment in Constant Contact	5,395
Income tax from the exercise of stock options	(1,292)
Net loss	(49,147)

Balance, September 30, 2016	$150,291

11. Stock-Based Compensation

2013 Stock Incentive Plan

The Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) of the Company became effective upon the closing of its IPO. The 2013 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisors of the Company. Under the 2013 Plan, the Company may issue up to 38,000,000 shares of the Company’s common stock. At September 30, 2016, there were 19,193,345 shares available for grant under the 2013 Plan.

2011 Stock Incentive Plan

As of February 9, 2016, the effective date of the acquisition of Constant Contact, the Company assumed and converted certain outstanding equity awards granted by Constant Contact under the Constant Contact 2011 Stock Incentive Plan (“2011 Plan”) prior to the effective date of the acquisition (the “Assumed Awards”) into corresponding equity awards with respect to shares of the Company’s common stock. In addition, the Company assumed certain shares of Constant Contact common stock, par value $0.01 per share, available for issuance under the 2011 Plan (“the Available Shares”), which will be available for future issuance under the 2011 Plan in satisfaction of the vesting, exercise or other settlement of options and other equity awards that may be granted by the Company following the effective date of the acquisition of Constant Contact in reliance on the prior approval of the 2011 Plan by the stockholders of Constant Contact. The Assumed Awards were converted into 2,143,987 stock options and 2,202,846 restricted stock units with respect to the Company’s common stock and the Available Shares were converted into 10,000,000 shares of the Company’s common stock reserved for future awards under the 2011 Plan. At September 30, 2016, there were 10,961,108 shares available for grant under the 2011 Plan.

The Company calculated the fair value of the exchanged awards in accordance with the provisions of ASC 718 as of the acquisition date. The Company allocated the fair value of these awards between the pre-acquisition and post-acquisition stock-based compensation expense. The Company determined that the value of the awards under this plan was $22.3 million, of which $5.4 million was attributed to the pre-acquisition period and recognized as part of the purchase consideration for Constant Contact. The balance of $16.9 million has been attributed to the post-acquisition period, and was recognized in the Company’s Consolidated Statement of Operations and Comprehensive Loss in the three months ending March 31, 2016.

The following table presents total stock-based compensation expense recorded in the consolidated statement of operations and comprehensive loss for all 2012 restricted stock awards and units issued prior to the IPO, and all awards granted under the Company’s 2013 Plan and the 2011 Plan:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(in thousands)
Cost of revenue	$601	$1,643	$1,360	$4,116
Sales and marketing	1,107	1,850	2,342	6,249
Engineering and development	627	4,164	1,331	6,369
General and administrative	7,427	7,149	15,239	31,484

Total stock-based compensation expense	$9,762	$14,806	$20,272	$48,218

2012 Restricted Stock Awards

The following table provides a summary of the 2012 restricted stock awards activity for the nine months ended September 30, 2016 for restricted stock awards that were granted prior to the IPO, including the non-vested balance as of September 30, 2016:

2012 Restricted Stock Awards
Non-vested at December 31, 2015	46,645
Vested	(46,348)
Canceled	—

Non-vested at September 30, 2016	297

The following table provides a summary of the activity for the nine months ended September 30, 2016 for the restricted stock units that were granted in connection with the IPO, including the non-vested balance as of September 30, 2016:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	22,158	$12.00
Vested and unissued	(22,158)	$12.00

Non-vested at September 30, 2016	—	—

2013 Stock Incentive Plan

The following table provides a summary of the Company’s stock options as of September 30, 2016 and the stock option activity for all stock options granted under the 2013 Plan during the nine months ended September 30, 2016:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value(3) (in thousands)
Outstanding at December 31, 2015	6,950,858	$13.83
Granted	3,412,499	$11.10
Exercised	—	$—
Forfeited	(304,045)	$14.54
Expired	(295,326)	$13.09

Outstanding at September 30, 2016	9,763,986	$12.87	8.2	$—

Exercisable at September 30, 2016	4,056,081	$13.10	7.4	$—
Expected to vest after September 30, 2016 (1)	5,574,737	$12.73	8.8	$—
Exercisable as of September 30, 2016 and expected to vest thereafter (2)	9,630,818	$12.88	8.2	$—

(1)	This represents the number of unvested options outstanding as of September 30, 2016 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(2)	This represents the number of vested options as of September 30, 2016 plus the number of unvested options outstanding as of September 30, 2016 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(3)	The aggregate intrinsic value was calculated based on the positive difference, if any, between the estimated fair value of the Company’s common stock on September 30, 2016 of $8.75 per share, or the date of exercise, as appropriate, and the exercise price of the underlying options.

Unless otherwise determined by the Company’s board of directors, restricted stock units granted under the 2013 Plan generally vest monthly over a four-year period. The following table provides a summary of the Company’s restricted stock unit activity for the 2013 Plan during the nine months ended September 30, 2016:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	220,765	$12.00
Vested and unissued	(90,297)	$12.00

Non-vested at September 30, 2016	130,468	$12.00

Unless otherwise determined by the Company’s board of directors, restricted stock awards granted under the 2013 Plan generally vest annually over a four-year period. Performance-based restricted stock awards are earned based on the achievement of performance criteria established by the Company’s Compensation Committee and Board of Directors. The following table provides a summary of the Company’s restricted stock award activity for the 2013 Plan during the nine months ended September 30, 2016:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	4,849,290	$15.24
Granted	3,209,688	$10.46
Vested	(341,270)	$15.76
Canceled	(167,453)	$12.85

Non-vested at September 30, 2016	7,550,255	$13.24

2015 Performance Based Award

The performance-based restricted stock award granted to the Company’s chief executive officer during 2015 provides an opportunity for the participant to earn a fully vested right to up to 3,693,754 shares of the Company’s common stock (the “Award Shares”) over a three-year period beginning July 1, 2015 and ending on June 30, 2018 (the “Performance Period”). Award Shares may be earned based on the Company achieving pre-established, threshold, target and maximum performance metrics.

Award Shares may be earned during each calendar quarter during the Performance Period (each, a “Performance Quarter”) if the Company achieves a threshold, target or maximum level of the performance metric for the Performance Quarter. If the performance metric is less than the threshold level for a Performance Quarter, no Award Shares will be earned during the Performance Quarter. Award Shares that were not earned during a Performance Quarter may be earned later during the then current twelve-month period from July 1st to June 30th during the Performance Period (each, a “Performance Year”), at a threshold, target or maximum level of the performance metric for the Performance Year. No Award Shares were earned for the Performance Quarter ending September 30, 2016 because the threshold level for the performance metric was not met.

Any Award Shares that are earned during the Performance Period will vest on June 30, 2018, provided the chief executive officer is employed by the Company on such date. The requirement that the chief executive officer be employed by the Company on June 30, 2018 is waived in the event the executive’s employment is terminated due to death, disability or by the Company without cause, if the executive terminates employment with the Company for good reason, or if the executive is employed by the Company on the date of a change in control (as such terms are defined in the executive’s employment agreement). Upon the occurrence of any of the foregoing events, additional Award Shares may be earned, as provided for in the performance-based restricted stock agreement.

This performance-based award is evaluated quarterly to determine the probability of its vesting and determine the amount of stock-based compensation to be recognized. During the three and nine months ended September 30, 2016, the Company recognized $1.6 million and $9.5 million of stock-based compensation expense related to this performance-based award.

2016 Performance Based Awards

On February 16, 2016, the Compensation Committee of the Board of Directors of the Company approved the grant of performance-based restricted stock awards to the Company’s Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and Chief Administrative Officer (“CAO”).

The CFO performance-based restricted stock award provides an opportunity to earn a fully vested right to up to 223,214 shares of the Company’s stock, with a target of 178,571 shares. The COO performance-based restricted stock award provides an opportunity to earn a fully vested right to up to 260,416 shares of the Company’s stock, with a target of 208,333 shares. The CAO performance-based restricted stock award provides an opportunity to earn a fully vested right to up to 148,810 shares of the Company’s stock, with a target of 119,048 shares.

The shares subject to the performance-based restricted stock awards will be earned based on the Company’s Constant Contact brand achieving a pre-established level of adjusted revenue (weighted 50%), adjusted EBITDA (weighted 25%) and adjusted free cash flow (weighted 25%), each as defined in the award agreement and in each case for the twelve months ending December 31, 2016, assuming for this purpose that the Company’s acquisition of Constant Contact had taken place on January 1, 2016 (the “Performance Metric”).

Each executive will earn from 0% to 125% of the target number of shares subject to their performance-based restricted stock award based on the level of achievement of the Performance Metric. Shares that are earned based on the achievement of the Performance Metric will vest on March 31, 2017 and any unearned shares as of that date will be forfeited.

These performance-based awards are evaluated quarterly to determine the probability of vesting and determine the amount of stock-based compensation to be recognized. During the three and nine months ended September 30, 2016, the Company recognized $1.2 million and $2.9 million of stock-based compensation expense related to these performance-based awards.

2011 Stock Incentive Plan

The following table provides a summary of the Company’s stock options as of September 30, 2016 and the stock option activity for all stock options granted under the 2011 Plan during the nine months ended September 30, 2016:

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value(3) (in thousands)
Outstanding at December 31, 2015	—	—
Granted/ Exchanged	2,936,429	$8.29
Exercised	(351,668)	$6.55
Forfeited	(592,417)	$7.92

Outstanding at September 30, 2016	1,992,344	$8.71	5.4	$2,201

Exercisable at September 30, 2016	432,227	$7.23	4.3	$871
Expected to vest after September 30, 2016 (1)	1,229,789	$9.00	5.6	$1,157
Exercisable as of September 30, 2016 and expected to vest thereafter (2)	1,662,016	$8.54	5.3	$2,028

(1)	This represents the number of unvested options outstanding as of September 30, 2016 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(2)	This represents the number of vested options as of September 30, 2016 plus the number of unvested options outstanding as of September 30, 2016 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(3)	The aggregate intrinsic value was calculated based on the positive difference, if any, between the estimated fair value of the Company’s common stock on September 30, 2016 of $8.75 per share, or the date of exercise, as appropriate, and the exercise price of the underlying options.

Unless otherwise determined by the Company’s board of directors, restricted stock units granted under the 2011 Plan generally vest annually over a four-year period. The following table provides a summary of the Company’s restricted stock unit activity for the 2011 Plan during the nine months ended September 30, 2016:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2015	—	$—
Granted/ Exchanged	3,103,033	$8.50
Vested	(1,109,114)	$7.69
Canceled	(368,694)	$8.11

Non-vested at September 30, 2016	1,625,225	$9.14

12. Variable Interest Entity

The Company, through a subsidiary formed in China, has entered into various agreements with Shanghai Xiao Lan Network Technology Co., Ltd (“Shanghai Xiao”) and its shareholders that allow the Company to effectively control Shanghai Xiao, making it a variable interest entity (“VIE”). Shanghai Xiao has a technology license that allows it to provide local hosting services to customers located in China.

The shareholders of Shanghai Xiao cannot transfer their equity interests without the approval of the Company, and as a result, are considered de facto agents of the Company in accordance with ASC 810-10-25-43. The Company and its de facto agents acting together have the power to direct the activities that most significantly impact the entity’s economic performance and they have the obligation to absorb losses and the right to receive benefits from the entity. In situations where a de facto agency relationship is present, one party is required to be identified as the primary beneficiary. The factors considered include the presence of a principal/agent relationship, the relationship and significance of activities to the reporting entity, the variability associated with the VIE’s anticipated economics and the design of the VIE. The analysis is qualitative in nature and is based on weighting the relative importance on each of the factors in relation to the specifics of the VIE arrangement. Upon the execution of the agreements with Shanghai Xiao and its shareholders, the Company performed an analysis and concluded that the Company is the party that is most closely associated with Shanghai Xiao, as it is the most exposed to the variability of the VIE’s economics and therefore is the primary beneficiary of the VIE.

As of September 30, 2016, the financial position and results of operations of Shanghai Xiao are consolidated within, but are not material to, the Company’s consolidated financial position or results of operations.

13. Redeemable Non-controlling Interest

In connection with a 2014 equity investment in WZ UK, on January 6, 2016, the Company exercised its option to increase its stake in WZ UK from 49% to 57.5%, thereby acquiring a controlling interest, in exchange for a payment of approximately $2.1 million to the other shareholders of WZ UK. The agreement related to the transaction provides for a put option for the then NCI shareholders to put the remaining equity interest to the Company within pre-specified put periods. As the NCI is subject to a put option that is outside the control of the Company, it is deemed a redeemable non-controlling interest and is not recorded in permanent equity, and is presented as mezzanine redeemable non-controlling interest on the consolidated balance sheet, and is subject to the guidance of the Securities and Exchange Commission (“SEC”) under ASC 480-10-S99, Accounting for Redeemable Equity Securities. The difference between the $10.8 million fair value of the redeemable NCI and the $30.0 million value that is expected to be paid upon exercise of the put option was being accreted over the period commencing January 6, 2016 and up to the first put option period, which commenced on the 24-month anniversary of the acquisition date, August 14, 2016. Adjustments to the carrying amount of the redeemable non-controlling interest were charged to additional paid-in capital.

In January 2016, the Company obtained a controlling interest in Resume Labs Limited for $1.5 million and Pseudio Limited for $1.5 million.

The agreements related to these transactions provide for put options for the NCI shareholders of each company to put the remaining equity interest to the Company within pre-specified put periods. As the NCI for these entities are subject to put options that are outside the control of the Company, they are deemed redeemable non-controlling interests and are also not recorded in permanent equity, and are presented as part of the mezzanine redeemable non-controlling interest on the consolidated balance sheet.

On May 16, 2016, the Company amended the put option with respect to WZ UK to allow it to acquire an additional equity interest in WZ UK earlier than August 2016. Pursuant to this amended option, on the same date the Company acquired an additional 20% stake in WZ UK for $15.4 million, thus increasing its ownership interest from 57.5% to 77.5%.

On July 13, 2016, WZ UK completed a restructuring pursuant to which Pseudio Limited and Resume Labs became wholly-owned subsidiaries of WZ UK. As a result of the restructuring, WZ UK became the 100% owner of Pseudio Limited and Resume Labs Limited and the Company’s ownership of WZ UK was diluted from 77.5% to 76.4%. Immediately subsequent to the restructuring, the Company acquired an additional 10% stake in WZ UK on July 13, 2016 for $18.0 million, bringing the Company’s aggregate stake in WZ UK to 86.4%. The restructuring significantly reduced the amount of the potential redemption amount payable to the minority shareholders of WZ UK, and gave the Company the flexibility to reduce investments in this business. Based on these reduced investments, the estimated value of the non-controlling interest is below the expected redemption amount of $25.0 million, which will result in $14.2 million of excess accretion that will reduce income available to common shareholders for the period starting on the date of the restructuring through the redemption date of July 1, 2017. The Company recognized excess accretion of $3.1 million for the three and nine months ended September 30, 2016, which is reflected in net loss attributable to accretion of non-controlling interest in the Company’s consolidated statements of operations and comprehensive loss. Prior to the third quarter of 2016, the Company did not have any accretion amounts in excess of fair value.

The following table presents changes in this redeemable non-controlling interest:

Redeemable noncontrolling Interest
(in thousands)
Balance as of December 31, 2015	$—
Additions to non-controlling interest upon acquisition	12,790
Capital contribution from non-controlling interest	1,775
Accretion to redemption value	30,844
Accretion in excess of fair value	3,145
Adjustment to non-controlling interest	(1,000)
Redemption of non-controlling interest	(33,425)

Balance as of September 30, 2016	$14,129

The Company starts accreting non-controlling interest to its redeemable value from the date the redemption of the non-controlling interest becomes probable through the earliest redemption date. If the non-controlling interest is redeemable at an amount higher than its fair value, the excess accretion is taken into consideration in the calculation of loss per share.

14. Income Taxes

The Company files income tax returns in the United States for federal income taxes and in various state jurisdictions. The Company also files in several foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities throughout the world. Since the Company is in a loss carry-forward position, it is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is utilized. The Company is currently under audit in India for fiscal years ended March 31, 2014 and 2015 and Israel for the fiscal years ended December 31, 2012, 2013 and 2014.

The statutes of limitations in the Company’s other tax jurisdictions, United Kingdom and Brazil, remain open for various periods between 2011 and the present. However, carryforward attributes from prior years may still be adjusted upon examination by tax authorities if they are used in an open period. The Company does not expect material changes as a result of the audits.

The Company recognizes, in its consolidated financial statements, the effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company has no unrecognized tax positions at December 31, 2015 and September 30, 2016 that would affect its effective tax rate. The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity. Evidence the Company considered included:

•	Net Operating Losses (“NOL”) incurred from the Company’s inception to September 30, 2016;

•	Expiration of various federal and state tax attributes;

•	Reversals of existing temporary differences;

•	Composition and cumulative amounts of existing temporary differences; and

•	Forecasted profit before tax.

Prior to the acquisition of Constant Contact, the Company maintained a valuation allowance against certain deferred tax assets. The acquisition of Constant Contacted resulted in a significant increase in deferred tax liabilities, which far exceeded pre-acquisition deferred tax assets. The Company, with the significant deferred tax liabilities resulting from Constant Contact acquisition, scheduled out the reversal of the consolidated US deferred tax assets and liabilities as of March 31, 2016, and determined that these reversals would be sufficient to realize most domestic deferred tax assets. The deferred tax liabilities supporting the realizability of these deferred tax assets in the acquisition will reverse in the same period, are in the same jurisdiction and are of the same character as the temporary differences that gave rise to these deferred tax assets. As a result, the Company recorded a tax benefit of $72.8 million to reverse valuation allowances during the nine months ended September 30, 2016.

For the three months ended September 30, 2015 and 2016, the Company recognized tax expense of $5.4 million and a tax benefit of $7.4 million, respectively, in the consolidated statements of operations and comprehensive loss. The income tax benefit for the three months ended September 30, 2016 was primarily attributable to a federal and state deferred tax benefit of $9.1 million, a benefit for federal and state current income taxes of $0.1 million, partially offset by a $1.6 million deferred tax expense for the reversal of the valuation allowance, a foreign deferred tax expense of $0.0 million, and a foreign current tax expense of $0.3 million. The income tax expense for the three months ended September 30, 2015 is primarily attributable to federal and state current income taxes of $1.1 million, foreign current tax expense of $0.7 million, federal and state deferred tax expense of $3.0 million related to an increase in deferred liabilities and a $0.6 million increase of the valuation allowance.

For the nine months ended September 30, 2015 and 2016, the Company recognized tax expense of $9.1 million and a tax benefit of $121.2 million, respectively, in the consolidated statements of operations and comprehensive loss. The income tax benefit for the nine months ended September 30, 2016 was primarily attributable to a $72.8 million reversal of the valuation allowance, a federal and state deferred tax benefit of $49.7 million, which includes the identification and recognition of $7.3 million of U.S. federal research and development tax credits, and a foreign deferred tax benefit of $2.1 million, partially offset by a provision for federal and state current income taxes of $1.4 million and foreign current tax expense of $2.0 million. The income tax expense for the nine months ended September 30, 2015 is primarily attributable to a provision for federal and state current income taxes of $2.1 million, foreign current tax expense of $1.4 million, federal and state deferred tax expense of $5.2 million, foreign deferred tax expense of $0.1 million related to increases in deferred liabilities, and attributable to a $0.3 million increase of the valuation allowance.

The provision for income taxes shown on the consolidated statements of operations and comprehensive loss differs from amounts that would result from applying the statutory tax rates to income before taxes primarily because of state income taxes and certain expenses that were non-deductible, as well as the application of valuation allowances against U.S. and foreign assets. As mentioned above, most of the Company’s valuation allowance, on US deferred tax assets, was reversed in the first quarter of 2016.

As of December 31, 2015, the Company had NOL carry-forwards available to offset future U.S. federal taxable income of approximately $97.8 million and future state taxable income of approximately $111.2 million. These NOL carry-forwards expire on various dates through 2034. Approximately $1.6 million of the U.S. federal NOL carry-forwards and $0.7 million of the state NOL carry-forwards are from excess stock-based compensation, for which the benefit will be recorded to additional paid-in capital when recognized. As of December 31, 2015, the Company had NOL carry-forwards in foreign jurisdictions available to offset future foreign taxable income by approximately $27.4 million. The Company has loss carry-forwards in India totaling $2.9 million that begin to expire in 2021. The Company also has loss carry-forwards in the United Kingdom, Israel and Singapore of $23.4 million, $0.9 million, and $0.2 million, respectively, which have an indefinite carry-forward period.

Utilization of the NOL carry-forwards may be subject to an annual limitation due to the ownership percentage change limitations under Section 382 of the Internal Revenue Code (“Section 382 limitation”). Ownership changes can limit the amount of net operating loss and other tax attributes that a company can use each year to offset future taxable income and taxes payable. In connection with a change in control in 2011 the Company was subject to Section 382 limitations of $77.1 million against the balance of NOL carry-forwards generated prior to the change in control in 2011. Through December 31, 2013, the Company accumulated the unused amount of Section 382 limitations in excess of the amount of NOL carry-forwards that were originally subject to limitation. Therefore, these unused NOL carry-forwards are available for future use to offset taxable income. The Company has completed an analysis of changes in its ownership from 2011, through its IPO, to December 31, 2013. The Company concluded that there was not a Section 382 ownership change during this period and therefore any NOLs generated through December 31, 2013, are not subject to any new Section 382 limitations on NOL carry-forwards. On November 20, 2014, the Company completed a follow-on offering of 13,000,000 shares of common stock. The underwriters also exercised their overallotment option to purchase an additional 1,950,000 shares of common stock from the selling stockholders. The Company performed an analysis of the impact of this offering and determined that no Section 382 change in ownership had occurred.

On March 11, 2015, the Company completed a follow-on offering of its common stock, in which selling stockholders sold 12,000,000 shares of common stock at a public offering price of $19.00 per share. The underwriter also exercised its overallotment option to purchase an additional 1,800,000 shares of common stock from the selling stockholders. The Company completed an analysis of its ownership changes in the first half of 2016, which resulted in no ownership-change for tax purposes within the meaning of the Internal Revenue Code Section 382(g).

As of the date of the Company’s acquisition of Constant Contact, Constant Contact had approximately $57.7 million and $31.9 million of federal and state NOLs, respectively, and approximately $10.8 million of U.S. federal research and development credits and $9.6 million of state credits.

15. Severance and Other Exit Costs

In connection with acquisitions, the Company may evaluate its data center, sales and marketing, support and engineering operations and the general and administrative function in an effort to eliminate redundant costs. As a result, the Company may incur charges for employee severance, exiting facilities and restructuring data center commitments and other related costs.

2014 Restructuring Plan

During the year ended December 31, 2014, the Company implemented plans to further integrate and consolidate its data center, support and engineering operations, resulting in severance and facility exit costs (the “2014 Restructuring Plan”). The severance charges were associated with eliminating approximately 90 positions across primarily support, engineering operations and sales and marketing. The Company incurred severance costs of $2.3 million in the year ended December 31, 2014 related to these restructuring activities. The employee-related charges associated with these restructurings were completed during the year ended December 31, 2014. As of September 30, 2016, the Company did not have any remaining accrued employee-severance related to these severance costs.

The Company had incurred facility costs associated with closing offices in Redwood City, California and Englewood, Colorado. At the time of closing these offices, the Company had remaining lease obligations of approximately $3.0 million for these vacated facilities through March 31, 2018. The Company recorded a facilities charge for these future lease payments, less expected sublease income, of $2.1 million during the year ended December 31, 2014. During the nine months ended September 30, 2016, the Company recorded an adjustment of $0.2 million relating to the lease agreement for the Englewood, Colorado facility. There were no adjustments related to the 2014 Restructuring Plan during the three months ended September 30, 2016. The Company paid $0.7 million of facility costs related to the 2014 Restructuring Plan, during the nine months ended September 30, 2016 and had a remaining accrued facility liability of $0.3 million as of September 30, 2016. The Company expects payments related to the 2014 Restructuring Plan to be completed during the year ended December 31, 2018.

2015 Restructuring Plan

During the year ended December 31, 2015, the Company implemented plans to enhance operational efficiencies across the business, resulting in severance costs (the “2015 Restructuring Plan”). The severance charges were associated with eliminating approximately 67 positions across the business. The Company incurred severance costs of $2.1 million during the year ended December 31, 2015 related to the 2015 Restructuring Plan. The Company completed employee-related charges associated with the 2015 Restructuring Plans during the year ended December 31, 2015. The Company paid $1.1 million of severance costs during the nine months ended September 30, 2016 and had a remaining accrued severance liability of $0.1 million as of September 30, 2016. The Company expects payments related to the 2015 Restructuring Plan be completed during the year ended December 31, 2016.

2016 Restructuring Plan

In connection with the Company’s acquisition of Constant Contact on February 9, 2016, the Company implemented a plan to create operational efficiencies and synergies resulting in severance costs and facility exit costs (the “2016 Restructuring Plan”).

The severance charges were associated with eliminating approximately 265 positions across the business. The Company incurred severance costs of $1.0 million and $11.3 million during the three and nine months ended September 30, 2016, respectively. The Company paid $8.5 million of severance costs during the nine months ended September 30, 2016 and had a remaining accrued severance liability of $2.8 million as of September 30, 2016.

The Company’s 2016 Restructuring Plan includes a plan to close offices in San Francisco, California, Delray Beach, Florida, New York, New York United Kingdom, Porto Alegre, Brazil and Miami, Florida, and a plan to relocate certain employees to our Austin Office. The Company is also closing a portion of the Constant Contact offices in Waltham, Massachusetts. During the three and nine months ended September 30, 2016, the Company recorded a facilities charge for future lease payments of $8.3 million and $23.5 million, respectively, less expected sublease income of $3.5 million and $12.0 million, respectively. The Company also recorded $0.6 million in relocation charges during the three and nine months ended September 30, 2016 after closing these facilities.

The Company expects to incur all employee-related charges associated with the 2016 Restructuring Plan during the year ended December 31, 2016, and expects severance payments related to the 2016 Restructuring Plan to be completed during the year ended December 31, 2017.

The Company expects to complete facility-related charges associated with the 2016 Restructuring Plan during the year ended December 31, 2016, and expects to complete facility exit cost payments related to the plan during the year ended December 31, 2022.

The following table provides a summary of the aggregate activity for the nine months ended September 30, 2016 related to the Company’s combined Restructuring Plans severance accrual:

Employee Severance
(in thousands)
Balance at December 31, 2015	$1,201
Severance charges	11,257
Cash paid	(9,625)

Balance at September 30, 2016	$2,833

The following table provides a summary of the aggregate activity for the nine months ended September 30, 2016 related to the Company’s combined Restructuring Plans facilities exit accrual:

Facilities
(in thousands)
Balance at December 31, 2015	$479
Facility charges	12,385
Sublease income received	393
Cash paid	(3,067)

Balance at September 30, 2016	$10,190

The following table presents restructuring charges recorded in the consolidated statements of operations and comprehensive loss for the periods presented:

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2015	2016	2015	2016
		(in thousands)		(in thousands)
Cost of revenue	$380	$3,127	$380	$8,729
Sales and marketing	288	1,189	288	6,357
Engineering and development	411	1,014	411	4,256
General and administrative	115	1,047	115	4,300

Total restructuring charges	$1,194	$6,377	$1,194	$23,642

16. Commitments and Contingencies

From time to time, the Company is involved in legal proceedings or subject to claims arising in the ordinary course of its business. The Company is not presently involved in any such legal proceeding or subject to any such claim that, in the opinion of its management would have a material adverse effect on its business, operating results or financial condition. However, the results of such legal proceedings or claims cannot be predicted with certainty, and regardless of the outcome, can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. Neither the ultimate outcome of the matters listed below nor an estimate of any probable losses or any reasonably possible losses can be assessed at this time.

On May 4, 2015, Christopher Machado, a purported holder of the Company’s common stock, filed a civil action in the United States District Court for the District of Massachusetts against the Company and its chief executive officer and former chief financial officer, Machado v. Endurance International Group Holdings, Inc., et al, Civil Action No. 1:15-cv-11775-GAO. In a second amended complaint, filed on March 18, 2016, the plaintiff alleged claims for violations of Section 10(b) and 20(a) of the Exchange Act, on behalf of a purported class of purchasers of the Company’s securities between February 25, 2014 and February 29, 2016. Those claims challenged as false or misleading certain of the Company’s disclosures about its total number of subscribers, average revenue per subscriber, the number of customers paying over $500 per year for the Company’s products and services, the average number of products sold per subscriber, and customer churn. The plaintiff seeks, on behalf of himself and the purported class, compensatory damages and his costs and expenses of litigation. The Company filed a motion to dismiss on May 16, 2016, which remains pending. In August 2016, the parties in the Machado action and another potential claimant, who asserts that he purchased common stock in the Company’s initial public offering, agreed to toll, as of July 1, 2016, the statutes of limitation and repose for all claims under the Securities Act of 1933 that the plaintiff and claimant might bring, individually or in a representative capacity, arising from alleged actions or omissions between September 9, 2013 and February 29, 2016. The Company and the individual defendants intend to deny any liability or wrongdoing and to vigorously defend all claims asserted. The Company cannot, however, make any assurances as to the outcome of the current proceeding or any additional claims if they are brought.

The Company received a subpoena dated December 10, 2015 from the Boston Regional Office of the SEC, requiring the production of certain documents, including, among other things, documents related to its financial reporting, including operating and non-GAAP metrics, refund, sales and marketing practices and transactions with related parties. The Company is fully cooperating with the SEC’s investigation. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any related legal or regulatory proceedings on the Company’s business, financial condition, results of operations and cash flows.

Constant Contact

On October 30, 2015, the Company entered into a definitive agreement pursuant to which it agreed to acquire all of the outstanding shares of common stock of Constant Contact. The acquisition closed on February 9, 2016. Constant Contact contingencies are noted below.

On December 10, 2015, Constant Contact received a subpoena from the Boston Regional Office of the SEC, requiring the production of documents pertaining to Constant Contact’s sales, marketing, and customer retention practices, and periodic public disclosure of financial and operating metrics. The Company is fully cooperating with the SEC’s investigation. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any related legal or regulatory proceedings on the Company’s business, financial condition, results of operations and cash flows.

On August 7, 2015, a purported class action lawsuit, William McGee v. Constant Contact, Inc., et al, was filed in the United States District Court for the District of Massachusetts against Constant Contact and two of its former officers. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and is premised on allegedly false and/or misleading statements, and non-disclosure of material facts, regarding Constant Contact’s business, operations, prospects and performance during the proposed class period of October 23, 2014 to July 23, 2015. This litigation remains in its early stages. The Company and the individual defendants intend to vigorously defend all claims asserted. The Company cannot, however, make any assurances as to the outcome of this proceeding.

In August 2012, RPost Holdings, Inc., RPost Communications Limited and RMail Limited, or collectively, RPost, filed a complaint in the United States District Court for the Eastern District of Texas that named Constant Contact as a defendant in a lawsuit. The complaint alleged that certain elements of Constant Contact’s email marketing technology infringe five patents held by RPost. RPost seeks an award for damages in an unspecified amount and injunctive relief. In February 2013, RPost amended its complaint to name five of Constant Contact’s marketing partners as defendants. Under Constant Contact’s contractual agreements with these marketing partners, it is obligated to indemnify them for claims related to patent infringement. Constant Contact filed a motion to sever and stay the claims against its partners and multiple motions to dismiss the claims against it. In January 2014, the case was stayed pending the resolution of certain state court and bankruptcy actions involving RPost, to which Constant Contact is not a party. The case continues to be stayed pending the state court and bankruptcy actions. Meanwhile, RPost asserted the same patents asserted against Constant Contact in litigation against Go Daddy. In June 2016, Go Daddy succeeded in invalidating all of those RPost patents. RPost has appealed, and the appellate court is expected to hear oral argument on the appeal in the Spring of 2017. The litigation against Constant Contact remains stayed, and is in its early stages. The Company believes it has meritorious defenses to any claim of infringement and intends to defend against the lawsuit vigorously.

On December 11, 2015, a putative class action lawsuit relating to the Constant Contact acquisition, captioned Irfan Chawdry, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. Case No. 11797, or the Chawdry Complaint, and on December 21, 2015, a putative class action lawsuit relating to the acquisition captioned David V. Myers, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. Case No. 11828, or the Myers Complaint (together with the Chawdry Complaint, the Complaints) were filed in the Court of Chancery of the State of Delaware naming Constant Contact, each of Constant Contact’s directors, Endurance and Paintbrush Acquisition Corporation as defendants. The Complaints generally allege, among other things, that in connection with the acquisition the directors of Constant Contact breached their fiduciary duties owed to the stockholders of Constant Contact by agreeing to sell Constant Contact for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The Complaints seek, among other things, to rescind the acquisition, as well as award of plaintiffs’ attorneys’ fees and costs in the action. The defendants have not yet answered or otherwise responded to either of these Complaints. The defendants believe the claims asserted in the Complaints are without merit and intend to defend against these lawsuits vigorously.

17. Related Party Transactions

The Company has various agreements in place with related parties. Below are details of related party transactions that occurred during the nine months ended September 30, 2015 and 2016.

Tregaron:

The Company has contracts with Tregaron India Holdings, LLC and its affiliates, including Diya Systems (Mangalore) Private Limited, Glowtouch Technologies Pvt. Ltd. and Touchweb Designs, LLC (collectively, “Tregaron”), for outsourced services, including email- and chat-based customer and technical support, network monitoring, engineering and development support and web design and web building services. These entities are owned directly or indirectly by family members of the Company’s chief executive officer, who is also a director and stockholder of the Company.

The following table presents the amounts of related party transactions recorded in the consolidated statements of operations and comprehensive loss for the periods presented relating to services provided by Tregaron and its affiliates under these agreements:

As of December 31, 2015, approximately $1.9 million was included in accounts payable and accrued expense relating to services provided by Tregaron. As of September 30, 2016, approximately $2.2 million was included in accounts payable and accrued expense relating to services provided by Tregaron.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(in thousands)
Cost of revenue	$2,500	$3,000	$7,500	$9,400
Sales and marketing	300	150	600	350
Engineering and development	100	300	800	900
General and administrative	100	100	300	200

Total related party transaction expense, net	$3,000	$3,550	$9,200	$10,850

Innovative Business Services, LLC:

The Company also has agreements with Innovative Business Services, LLC (“IBS”), which provides multi-layered third-party security applications that are sold by the Company. IBS is indirectly majority owned by the Company’s chief executive officer and a director of the Company, each of whom are also stockholders of the Company. During the year ended December 31, 2014, the Company’s principal agreement with this entity was amended which resulted in the accounting treatment of expenses being recorded against revenue.

The following table presents the amounts of related party transactions recorded in the consolidated statements of operations and comprehensive loss for the periods presented relating to services provided by IBS and its affiliates under these agreements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(in thousands)
Revenue	$(400)	$(900)	$(800)	$(2,200)
Revenue (contra)	1,700	1,800	5,200	5,900

Total related party transaction impact to revenue	$1,300	$900	$4,400	$3,700

Cost of revenue	200	150	500	500

Total related party transaction expense, net	$1,500	$1,050	$4,900	$4,200

As of December 31, 2015 and September 30, 2016, approximately $0.2 million and $0.1 million, respectively, was included in prepaid expenses and other current assets relating to the Company’s agreements with IBS.

As of December 31, 2015 and September 30, 2016, approximately $1.1 million and $1.1 million, respectively was included in accounts payable and accrued expense relating to the Company’s agreements with IBS.

As of December 31, 2015 and September 30, 2016, approximately $0.3 million and $0.5 million, respectively, was included in accounts receivable relating to the Company’s agreements with IBS.

Goldman, Sachs & Co.

The Company entered into a three-year interest rate cap on December 9, 2015 with a subsidiary of Goldman, Sachs & Co. Goldman, Sachs & Co. is a significant shareholder of the Company. Refer to Note 5: Fair Value Measurements, for further details.

In connection with and concurrently with the acquisition of Constant Contact in February 2016, the Company entered into the $735.0 million incremental first lien term loan facility and the $165.0 million revolving credit facility, and EIG Investors Corp. issued Notes in the aggregate principal amount of $350.0 million. An affiliate of Goldman, Sachs & Co. provided loans in the aggregate principal amount of $312.4 million under the incremental first lien term loan facility and a commitment in the aggregate principal amount of $57.6 million under the revolving credit facility, and Goldman, Sachs & Co. acted as a book-running manager in the Company’s offering of the Notes and purchased approximately $148.8 million worth of the Notes. The foregoing financing arrangements were provided in accordance with a commitment letter the Company entered into with an affiliate of Goldman, Sachs & Co. and certain other investment banks in November 2015. Refer to Note 9: Notes Payable, for further details.

Goldman, Sachs & Co. also served as a financial advisor in connection with the acquisition of Constant Contact and in the nine months ended September 30, 2016, the Company paid approximately $8.6 million to Goldman, Sachs & Co. in connection with these services.

In connection with the issuance of the Notes, the Company agreed to assist the initial purchasers, including Goldman, Sachs & Co., in marketing the Notes. In the three months ended September 30, 2016, the Company incurred expenses on behalf of the initial purchasers of approximately $0.8 million.

18. Supplemental guarantor financial information

In February 2016, EIG Investors Corp., a wholly-owned subsidiary of the Company (the “Issuer”), issued $350.0 million aggregate principal amount of its 10.875% Senior Notes due 2024 (the “Original Notes”) (refer to Note 9 in the consolidated financial statements), which it expects to exchange for new 10.875% Senior Notes due 2024 (the “Exchange Notes” and together with the Original Notes, collectively, the “Notes”) pursuant to a registration statement on Form S-4. The Notes are, or will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company, and the following wholly-owned subsidiaries: The Endurance International Group, Inc., Bluehost Inc., FastDomain Inc., Domain Name Holding Company, Inc., Endurance International Group – West, Inc., HostGator.com LLC, A Small Orange, LLC, Constant Contact, Inc., SinglePlatform, LLC, CardStar, Inc. and CardStar Publishing, LLC (collectively, the “Subsidiary Guarantors”), subject to certain customary guarantor release conditions. The Company’s other domestic subsidiaries and its foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) have not guaranteed the Notes.

The following tables present supplemental condensed consolidating balance sheet information of the Company (“Parent”), the Issuer, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of December 31, 2015 and September 30, 2016, and supplemental condensed consolidating results of operations and cash flow information for the nine months ended September 30, 2015 and 2016.

Condensed Consolidating Balance Sheets

December 31, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$12	$67	$21,286	$11,665	$—	$33,030
Restricted cash	—	—	973	75	—	1,048
Accounts receivable	—	—	7,120	4,920	—	12,040
Prepaid domain name registry fees	—	—	29,250	26,878	(335)	55,793
Prepaid expenses & other current assets	—	62	9,722	8,263	(2,372)	15,675

Total current assets	12	129	68,351	51,801	(2,707)	117,586
Intercompany receivables, net	29,092	(10,324)	91,938	(110,706)	—	—
Property and equipment, net	—	—	66,011	9,751	—	75,762
Goodwill	—	—	1,072,838	134,417	—	1,207,255
Other intangible assets, net	—	—	328,922	30,864	—	359,786
Investment in subsidiaries	150,164	1,260,399	38,819	—	(1,449,382)	—
Other assets	—	3,130	34,151	4,830	—	42,111

Total assets	$179,268	$1,253,334	$1,701,030	$120,957	$(1,452,089)	$1,802,500

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$—	$3,769	$7,269	$1,242	$—	$12,280
Accrued expenses and other current liabilities	—	7,016	38,092	12,106	(2,372)	54,842
Deferred revenue	—	—	230,396	56,290	(741)	285,945
Current portion of notes payable	—	—	77,500	—	—	77,500
Current portion of capital lease obligations	—	—	5,866	—	—	5,866
Deferred consideration, short-term	—	—	50,840	648	—	51,488

Total current liabilities	—	10,785	409,963	70,286	(3,113)	487,921
Deferred revenue, long-term	—	—	71,982	7,700	—	79,682
Notes payable	—	1,092,385	(77,500)	—	—	1,014,885
Capital lease obligations	—	—	7,215	—	—	7,215
Deferred consideration	—	—	—	813	—	813
Other long-term liabilities	—	—	28,970	3,340	—	32,310

Total liabilities	—	1,103,170	440,630	82,139	(3,113)	1,622,826
Redeemable non-controlling interest	—	—	—	—	—	—
Equity	179,268	150,164	1,260,400	38,818	(1,448,976)	179,674

Total liabilities and equity	$179,268	$1,253,334	$1,701,030	$120,957	$(1,452,089)	$1,802,500

Condensed Consolidating Balance Sheets

September 30, 2016

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$3	$14	$47,739	$15,392	$—	$63,148
Restricted cash	—	—	2,620	863	—	3,483
Accounts receivable	—	—	8,565	2,628	—	11,193
Prepaid domain name registry fees	—	—	31,964	23,493	(13)	55,444
Prepaid expenses & other current assets	—	27	19,172	13,441	(366)	32,274

Total current assets	3	41	110,060	55,817	(379)	165,542
						—
Intercompany receivables, net	31,404	860,777	(754,286)	(137,895)	—	—
Property and equipment, net	—	—	84,827	12,266	—	97,093
Goodwill	—	—	1,682,369	177,302	—	1,859,671
Other intangible assets, net	—	—	626,780	23,990	—	650,770
Investment in subsidiaries	117,916	1,299,753	52,039	—	(1,469,708)	—
Other assets	—	5,720	24,721	10,156	—	40,597

Total assets	$149,323	$2,166,291	$1,826,510	$141,636	$(1,470,087)	$2,813,673

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$—	$—	$12,007	$1,970	$—	$13,977
Accrued expenses and other current liabilities	—	17,662	57,270	10,390	—	85,322
Deferred revenue	—	—	297,184	60,909	(1,346)	356,747
Current portion of notes payable	—	69,200	—	—	—	69,200
Current portion of capital lease obligations	—	—	7,108	—	—	7,108
Deferred consideration, short-term	—	—	12,354	799	—	13,153

Total current liabilities	—	86,862	385,923	74,068	(1,346)	545,507
Deferred revenue, long-term	—	—	78,330	13,525	—	91,855
Notes payable	—	1,961,512	—	—	—	1,961,512
Capital lease obligations	—	—	2,082	—	—	2,082
Deferred consideration	—	—	7,299	25	—	7,324
Other long-term liabilities	—	—	38,994	1,979	—	40,973

Total liabilities	—	2,048,374	512,628	89,597	(1,346)	2,649,253
Redeemable non-controlling interest	—	—	14,129	—	—	14,129
Equity	149,323	117,917	1,299,753	52,039	(1,468,741)	150,291

Total liabilities and equity	$149,323	$2,166,291	$1,826,510	$141,636	$(1,470,087)	$2,813,673

Condensed Consolidating Statements of Operations and Compehensive Loss

Three Months Ended September 30, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$159,855	$28,931	$(263)	$188,523
Cost of revenue	—	—	91,374	19,714	(315)	110,773

Gross profit	—	—	68,481	9,217	52	77,750

Operating expense:
Sales & marketing	—	—	31,091	6,392	40	37,523
Engineering and development	—	—	6,901	1,001	—	7,902
General and administrative	—	45	20,232	2,935	—	23,212

Total operating expense	—	45	58,224	10,328	40	68,637

Income (loss) from operations	—	(45)	10,257	(1,111)	12	9,113
Interest expense and other income, net	—	14,272	339	(94)	—	14,517

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(14,317)	9,918	(1,017)	12	(5,404)
Income tax expense (benefit)	—	4,475	112	810	—	5,397

Loss before equity earnings of unconsolidated entities	—	(18,792)	9,806	(1,827)	12	(10,801)
Equity loss of unconsolidated entities, net of tax	15,362	(3,431)	6,376	—	(13,757)	4,550

Net loss	(15,362)	(15,361)	3,430	(1,827)	13,769	(15,351)
Net loss attributable to non-controlling interest	—	—	—	—	—	—

Net loss attributable to Endurance	$(15,362)	$(15,361)	$3,430	$(1,827)	$13,769	$(15,351)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	(836)	—	(836)

Total comprehensive loss	$(15,362)	$(15,361)	$3,430	$(2,663)	$13,769	$(16,187)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Nine Months Ended September 30, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$465,494	$83,258	$(480)	$548,272
Cost of revenue	—	—	260,734	56,490	(540)	316,684

Gross profit	—	—	204,760	26,768	60	231,588

Operating expense:
Sales & marketing	—	—	93,248	16,570	(27)	109,791
Engineering and development	—	—	17,416	2,490	—	19,906
General and administrative	—	133	55,408	7,490	—	63,031

Total operating expense	—	133	166,072	26,550	(27)	192,728

Income (loss) from operations	—	(133)	38,688	218	87	38,860
Interest expense and other income, net	—	41,992	(4,567)	(225)	—	37,200

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(42,125)	43,255	443	87	1,660
Income tax expense (benefit)	—	7,507	240	1,335	—	9,082

Loss before equity earnings of unconsolidated entities	—	(49,632)	43,015	(892)	87	(7,422)
Equity loss of unconsolidated entities, net of tax	16,625	(33,008)	10,007	—	15,492	9,116

Net loss	(16,625)	(16,624)	33,008	(892)	(15,405)	(16,538)
Net loss attributable to non-controlling interest	—	—	—	—	—	—

Net loss attributable to Endurance	$(16,625)	$(16,624)	$33,008	$(892)	$(15,405)	$(16,538)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	(1,358)	—	(1,358)

Total comprehensive loss	$(16,625)	$(16,624)	$33,008	$(2,250)	$(15,405)	$(17,896)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Three Months Ended September 30, 2016

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$258,367	$34,213	$(1,387)	$291,193
Cost of revenue	—	—	127,750	23,191	(1,514)	149,427

Gross profit	—	—	130,617	11,022	127	141,766

Operating expense:
Sales & marketing	—	—	62,737	12,614	(10)	75,341
Engineering and development	—	—	21,802	2,186	—	23,988
General and administrative	—	67	29,640	3,692	—	33,399
Transaction expenses	—	—	159	—	—	159

Total operating expense	—	67	114,338	18,492	(10)	132,887

Income (loss) from operations	—	(67)	16,279	(7,470)	137	8,879
Interest expense and other income, net	—	40,206	5,738	(53)	—	45,891

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(40,273)	10,541	(7,417)	137	(37,012)
Income tax expense (benefit)	—	(13,971)	6,401	183	—	(7,387)

Loss before equity earnings of unconsolidated entities	—	(26,302)	4,140	(7,600)	137	(29,625)
Equity loss of unconsolidated entities, net of tax	31,875	5,573	7,772	110	(45,157)	173

Net loss	(31,875)	(31,875)	(3,632)	(7,710)	45,294	(29,798)
Net loss attributable to non-controlling interest	—	—	1,939	—	—	1,939

Net loss attributable to Endurance	$(31,875)	$(31,875)	$(5,571)	$(7,710)	$45,294	$(31,737)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	112	—	112
Unrealized gain on cash flow hedge	—	72	—	—	—	72

Total comprehensive loss	$(31,875)	$(31,803)	$(5,571)	$(7,598)	$45,294	$(31,553)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Nine Months Ended September 30, 2016

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$720,149	$101,913	$(3,043)	$819,019
Cost of revenue	—	—	374,010	68,548	(3,578)	438,980

Gross profit	—	—	346,139	33,365	535	380,039

Operating expense:
Sales & marketing	—	—	179,714	55,256	(26)	234,944
Engineering and development	—	—	55,583	12,347	—	67,930
General and administrative	—	187	97,694	10,627	—	108,508
Transaction expenses	—	—	32,257	—	—	32,257

Total operating expense	—	187	365,248	78,230	(26)	443,639

Income (loss) from operations	—	(187)	(19,109)	(44,865)	561	(63,600)
Interest expense and other income, net	—	109,548	(3,840)	(138)	—	105,570

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(109,735)	(15,269)	(44,727)	561	(169,170)
Income tax expense (benefit)	—	(40,841)	(80,036)	(343)	—	(121,220)

Loss before equity earnings of unconsolidated entities	—	(68,894)	64,767	(44,384)	561	(47,950)
Equity loss of unconsolidated entities, net of tax	38,528	(30,366)	45,581	202	(52,748)	1,197

Net loss	(38,528)	(38,528)	19,186	(44,586)	53,309	(49,147)
Net loss attributable to non-controlling interest	—	—	(11,181)	—	—	(11,181)

Net loss attributable to Endurance	$(38,528)	$(38,528)	$30,367	$(44,586)	$53,309	$(37,966)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	994	—	994
Unrealized gain on cash flow hedge	—	(1,866)	—	—	—	(1,866)

Total comprehensive loss	$(38,528)	$(40,394)	$30,367	$(43,592)	$53,309	$(38,838)

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$1	$(47,505)	$168,374	$12,944	$—	$133,814

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(67,793)	(5,419)	—	(73,212)
Purchases of property and equipment	—	—	(22,145)	(1,122)	—	(23,267)
Cash paid for minority investments	—	—	(7,250)	—	—	(7,250)
Proceeds from note receivable	—	—	3,454	—	—	3,454
Proceeds from sale of assets	—	—	242	42	—	284
Purchases of intangible assets	—	—	(44)	—	—	(44)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	—	—	(154)	45	—	(109)

Net cash used in investing activities	—	—	(93,690)	(6,454)	—	(100,144)

Cash flows from financing activities:
Proceeds from issuance of notes payable and draws on revolver	—	109,000	—	—	—	109,000
Repayment of notes payable and revolver	—	(96,875)	—	—	—	(96,875)
Payment of deferred consideration	—	—	(10,103)	(488)	—	(10,591)
Payment of redeemable non-controlling interest liability	—	—	(30,543)	—	—	(30,543)
Principal payments on capital lease obligations	—	—	(2,827)	—	—	(2,827)
Proceeds from exercise of stock options	1,147	—	—	—	—	1,147
Intercompany advances and investments	(1,135)	31,053	(30,409)	491	—	—

Net cash provided by (used in) financing activities	12	43,178	(73,882)	3	—	(30,689)

Net effect of exchange rate on cash and cash equivalents	—	—	—	(1,198)	—	(1,198)

Net increase (decrease) in cash and cash equivalents	13	(4,327)	802	5,295	—	1,783
Cash and cash equivalents:
Beginning of period	1	4,347	18,702	9,329	—	32,379

End of period	$14	$20	$19,504	$14,624	$—	$34,162

Condensed Consolidating Statements of Cash Flows

Nine Months Ended September 30, 2016

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(54,904)	$187,068	$(30,360)	$—	$101,804

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(889,634)	—	—	(889,634)
Purchases of property and equipment	—	—	(25,362)	(3,955)	—	(29,317)
Cash paid for minority investments	—	—	(5,600)	—	—	(5,600)
Proceeds from sale of assets	—	—	240	2	—	242
Purchases of intangible assets	—	—	(10)	(17)	—	(27)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	—	—	(347)	(391)	—	(738)

Net cash used in investing activities	—	—	(920,713)	(4,361)	—	(925,074)

Cash flows from financing activities:
Proceeds from issuance of notes payable and draws on revolver	—	1,105,678	—	—	—	1,105,678
Repayment of notes payable and revolver	—	(125,775)	—	—	—	(125,775)
Payment of financing costs	—	(52,561)	—	—	—	(52,561)
Payment of deferred consideration	—	—	(42,411)	(669)	—	(43,080)
Payment of redeemable non-controlling interest liability	—	—	(33,425)	—	—	(33,425)
Principal payments on capital lease obligations	—	—	(4,372)	—	—	(4,372)
Proceeds from exercise of stock options	2,304	—	—	—	—	2,304
Capital investment from minority partner	—	—	—	2,776	—	2,776
Intercompany advances and investments	(2,313)	(872,490)	840,305	34,498	—	—

Net cash provided by (used in) financing activities	(9)	54,852	760,097	36,605	—	851,545

Net effect of exchange rate on cash and cash equivalents	—	—	—	1,843	—	1,843

Net increase (decrease) in cash and cash equivalents	(9)	(52)	26,452	3,727	—	30,118
Cash and cash equivalents:
Beginning of period	12	67	21,286	11,665	—	33,030

End of period	$3	$15	$47,738	$15,392	$—	$63,148

19. Subsequent Events

The Company evaluated all subsequent events occurring through November 4, 2016, to determine if any such events should be reflected in these financial statements. There were no material recognized subsequent events recorded in the September 30, 2016 financial statements.